     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2002
                                                      REGISTRATION NO. 333-84774

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             ---------------------

                        URSTADT BIDDLE PROPERTIES INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                MARYLAND                              04-2458042
       (STATE OR OTHER JURISDICTION OF   (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

                              321 RAILROAD AVENUE
                         GREENWICH, CONNECTICUT 06830
                                (203) 863-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


             CHARLES J. URSTADT                       WILLING L. BIDDLE
    CHAIRMAN AND CHIEF EXECUTIVE OFFICER   PRESIDENT AND CHIEF OPERATING OFFICER
         URSTADT BIDDLE PROPERTIES INC.        URSTADT BIDDLE PROPERTIES INC.
            321 RAILROAD AVENUE                     321 RAILROAD AVENUE
          GREENWICH, CONNECTICUT 06830          GREENWICH, CONNECTICUT 06830
              (203) 863-8200                           (203) 863-8200

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ---------------------

                                   COPIES TO:
                              THOMAS J. DRAGO, ESQ.
                              COUDERT BROTHERS LLP
                                 GRACE BUILDING
                           1114 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10036-7703
                                 (212) 626-4400

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
================================================================================

                               INTRODUCTORY NOTE

     This registration statement relates to securities which the registrant may issue from time to time, including shares of Class A common stock which the registrant intends to issue shortly after this registration statement becomes effective. Therefore, this registration statement includes:

     o a preliminary prospectus supplement to the base prospectus containing information known or reasonably available to the registrant with respect to this offering of shares of Class A common stock; and

     o   a base prospectus relating to the securities described therein.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2002)

                     [URSTADT BIDDLE PROPERTIES INC. LOGO]

                               7,000,000 SHARES
                             CLASS A COMMON STOCK

                             ---------------------

     We are selling 7,000,000 shares of our Class A common stock, par value $0.01 per share. We will receive all of the net proceeds from this sale. Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol "UBP.A". Our most recent quarterly dividend for our Class A common stock was paid at an annual rate of $0.82 per share, representing an annual yield of 7.5%, based upon the closing price of our Class A common stock on the New York Stock Exchange of $10.90 on June 10, 2002.

     We have two classes of common equity securities: Class A common stock and common stock. Each share of our Class A common stock is entitled to dividends in an amount equal to not less than 110% of the regular quarterly dividends paid on each share of our common stock. Our common stock entitles the holder to one vote per share and our Class A common stock entitles the holder to 1/20th of one vote per share on all matters submitted to a vote of stockholders.

                            ---------------------

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE SECTIONS ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS BEFORE BUYING OUR CLASS A COMMON STOCK.

                                               PER SHARE         TOTAL
                                              -----------   --------------
Public offering price .....................    $             $
Underwriting discount .....................    $             $
Proceeds, before expenses, to us ..........    $             $

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters an option to purchase an additional 1,050,000 shares of Class A common stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

     We expect that the shares of Class A common stock will be ready for
delivery on or about       , 2002.


FERRIS, BAKER WATTS
    Incorporated

               MORGAN KEEGAN & COMPANY, INC.

                                             J.J.B. HILLIARD, W.L. LYONS, INC.
                                                                   ADVEST, INC.

           The date of this prospectus supplement is           , 2002

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Some of these expectations may not be met in important ways for a variety of reasons. We have described some of these reasons under the heading "Risk Factors" in this prospectus supplement and the accompanying prospectus and in the other reports we file with the Securities and Exchange Commission, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.



                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below:

     o    Our Annual Report on Form 10-K for the year ended October 31, 2001;

     o Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2002 and April 30, 2002;

     o Our Current Reports on Form 8-K dated March 26, 2002, May 13, 2002 (as amended by our Current Report on Form 8-K/A filed on May 24, 2002), May 21, 2002 and June 7, 2002;

     o    Our Definitive Proxy Statement filed January 30, 2002;

     o The description of our Class A common stock contained in our Registration Statement filed on Form 8-A12B filed June 17, 1998, as amended by our Registration Statement filed on Form 8-A12B/A filed on August 3, 1998 and including any additional amendment or report filed for the purpose of updating such description; and

     o The description of our common stock contained in our Registration Statement filed on Form 8-B12B filed March 12, 1997, including any amendment or report filed for the purpose of updating such description.

     We also incorporate by reference additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

     You may request a copy of these filings, excluding exhibits, at no cost, by writing or telephoning:

     Urstadt Biddle Properties Inc.
     Attn: James R. Moore
     Executive Vice President and Chief Financial Officer
     321 Railroad Avenue
     Greenwich, Connecticut 06830
     (203) 863-8200

     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

     The statements that we make in this prospectus supplement and the accompanying prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to our registration statement on Form S-3. You can obtain copies of these documents from the SEC or from us, as described above.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus before making an investment decision. The information presented in this prospectus supplement is based on an assumed public offering price of $10.90 per share, the closing price of our Class A common stock on June 10, 2002. Unless otherwise indicated, this prospectus supplement does not reflect the exercise of the underwriters' over-allotment option.


OUR COMPANY

     We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate. We have been in business, and our common equity has been listed on the New York Stock Exchange, since 1969. During that time, we have paid 130 consecutive quarterly cash dividends to our stockholders. Our funds from operations have increased from $7,653,000 in fiscal 1994 to $14,611,000 in fiscal 2001.

     Our primary investment focus is neighborhood and community shopping centers which are typically anchored by grocery or drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New
York. On June 7, 2002, we completed our largest acquisition to date, Ridgeway Shopping Center, a 360,000 square foot community shopping center in Fairfield County, Connecticut (the "Ridgeway property"), for a purchase price of approximately $90 million, which increased our total assets at April 30, 2002 by approximately 36% (described further below under "Recent Developments"). We currently own 14 neighborhood and community shopping centers, three mixed-use (retail/office) properties and five office buildings, one of which contains our corporate headquarters, in the northeastern United States. We refer to these 22 properties, which contain 2.2 million square feet of space, as our "core properties." As of June 10, 2002, our core properties collectively had 394 tenants and were 96% leased based upon leasable square footage.

     Our investment objective is to increase the cash flow and, consequently, the value of our properties, and to seek continued growth through (i) strategic re-leasing, renovation and expansion of our existing properties, and (ii) selective acquisition of income-producing properties, primarily neighborhood and community shopping centers, in our targeted geographic region. We may also invest in other types of real estate and real estate-related assets in our targeted and other geographic regions from time to time.

     We are owners and operators of income-producing real estate and not real estate developers. We invest in properties where we believe cost-effective expansion and renovation programs, combined with effective leasing and operating strategies, can improve the existing properties' value while providing superior current economic returns. We believe that investment in and operation of commercial real estate is a local business and we focus our investments in areas where we have strong knowledge of the local markets. Our home office is located in Greenwich, Connecticut, at the center of the region representing our primary investment focus. All of the members of our senior management team and a majority of our directors live in the areas where our core properties are located.

     The areas where a majority of our core properties are located are densely populated, affluent bedroom communities for people who work in New York City and the surrounding areas. The population in the three counties in our target market tends to be high-income, with a median annual household income in each of these counties of over $55,000 compared to the national average of approximately $37,000, based upon the 2000 U.S. National Census. We believe these areas also have barriers to entry for competitors seeking to develop new properties. For example, in many of these communities, it is difficult to develop new shopping centers due to the lack of available land, zoning restrictions and the anti-development bias of many local planning boards. We generally target for purchase properties which are smaller in size than those which are typically sought by pension funds and other large institutional owners. Owners of commercial properties which we target for purchase tend to be individuals, families or private real estate companies rather than institutional owners, including other REITS. We believe our status as a publicly traded REIT provides us with substantial advantages over non-REIT competitors in making investments in our targeted market, especially through our ability to offer sellers the opportunity to defer taxable gains by exchanging their properties for partnership interests that are convertible into our Class A common stock.

     We directly manage the operations and leasing at all of our core properties. We also own four non-core properties, which are located outside of the northeastern United States and consist of one office building, one retail property and two industrial properties. Two of our non-core properties, representing approximately 4.3% of our total revenues for our 2001 fiscal year, are net leased to single tenants under long-term lease arrangements where property management is handled by the tenants. The other non-core properties are managed by us or property management companies supervised by us.

     When evaluating potential acquisitions, we consider such factors as:

     o economic, demographic and regulatory conditions in the property's local and regional market;

     o    location, construction quality and design of the property;

     o current and projected cash flow of the property and the potential to increase cash flow;

     o    potential for capital appreciation of the property;

     o terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover;

     o occupancy and demand by tenants for properties of a similar type in the market area;

     o potential to complete a strategic renovation, expansion or re-leasing of the property;

     o the property's current expense structure and the potential to increase operating margins; and

     o    competition from comparable properties in the market area.

     We believe that there are more than 250 shopping centers located in our targeted region containing more than 20 million square feet of leasable space that we consider to be potentially attractive acquisition candidates.

     We seek to maintain a prudent amount of leverage. Over the last ten fiscal years, at each fiscal year end, our long-term debt averaged approximately 28% of our total company book capitalization and never exceeded 40% of our total company book capitalization. At April 30, 2002, our long-term debt totaled 25% of our total company book capitalization and, on a pro forma basis upon completion of the acquisition of the Ridgeway property, was approximately 45%. Upon completion of this offering and the use of the net proceeds to repay $16,000,000 of borrowings under our revolving credit facility used to fund a portion of the purchase price of the Ridgeway property, our long-term debt will be approximately 33% of our total company book capitalization. For the six months ended April 30, 2002, our earnings before interest, taxes, depreciation and amortization ("EBITDA") to interest coverage was 6.6 to 1.

     Our shopping center tenants consist of national, regional and local retailers. Our typical shopping center is anchored by an established major grocery store operator in the region. The balance of our retail properties are leased to regional drug stores, national value oriented retail stores and other regional and local retailers. Two of our shopping centers, not anchored by grocery stores, are located adjacent to large regional malls which create substantial retail shopping traffic. Our properties generally attract tenants who provide basic staples and convenience items to local customers. We believe sales of these items are less sensitive to fluctuations in the business cycle than higher priced retail items. No single retail tenant currently represents more than 6% of the total annual base rent of our retail properties.

RECENT DEVELOPMENTS

     Acquisition of Ridgeway Shopping Center

     On June 7, 2002, we acquired the Ridgeway Shopping Center in Stamford, Connecticut. This is our largest acquisition to date and increased our total assets by approximately 36%. We believe the Ridgeway property is one of the finest open-air community shopping centers in the State of Connecticut and is one of the largest open-air shopping centers in Fairfield County. The property was originally developed in the 1950s and was substantially re-developed in the mid 1990s when approximately 60% of the square footage was added. The property contains 331,000 square feet of leasable retail space, 96% of which is currently leased. In addition, the property contains 29,000 square feet of office space, which will be available for rent after redevelopment. The property is anchored by Stop & Shop Supermarket (60,000 sf) and Bed, Bath & Beyond (47,000 sf) and has several other national chain retailers as tenants, including Marshalls, Staples, CVS, Michael's Crafts and Old Navy. Other than Stop & Shop Supermarket (22%), Bed, Bath & Beyond (16%) and Marshalls (11%), no tenant accounts for more than 10% of the property's base annual rentals. The property's strengths include:

     o    an attractive mix of retailers;

     o    strong demographics of the trade area surrounding the property; and

     o    scarcity of additional available development land in the market area.

     Stamford is the fourth largest city in Connecticut with a population of over 110,000. Major employers located in Stamford include Pitney Bowes, UBS Warburg, General Electric Capital, Clairol, and Xerox. Stamford, which is short commute from New York City, also draws a large number of transient office workers each day. The Ridgeway property is located between the downtown office area and the affluent populated suburban area north of the city.

     We acquired the Ridgeway property through a newly formed limited partnership in which we are the sole general partner and own a 90% partnership interest. The partnership paid a total purchase price of $89,280,000 (excluding approximately $670,000 in transaction costs) for the Ridgeway property, including:

     o    $29,388,000 in cash;

     o assumption of the existing first mortgage loan on the property, which has an outstanding principal balance of approximately $57,369,000, bears interest at an annual rate of 7.54% and matures on January 1, 2008; and

     o the issuance to certain partners of the seller of the property of an aggregate 10% limited partnership interest in the newly formed partnership.

The 10% limited partnership interest is not convertible. We contributed $29,388,000 in cash (including approximately $670,000 in transaction costs) to the partnership in exchange for our 90% interest.

     Under the partnership agreement for the new partnership, we are entitled to receive a preferred 9% annual return on our investment, which increases annually at a compounded rate of 4%. We hired as a consultant an affiliate of one of the limited partners to provide management and leasing services at the Ridgeway property. Under the terms of the consulting arrangement, we will pay the consultant a fee of $125,000 per year. The consulting arrangement has a term of five years.

     Engagement of Ernst & Young LLP as Independent Accountants

     On May 21, 2002, we engaged Ernst & Young LLP as our independent public accountants. Ernst & Young LLP replaced Arthur Andersen LLP, which audited our financial statements for our most recent fiscal year ended October 31, 2001.

                                  THE OFFERING

Class A common stock                      7,000,000 shares (1)

Class A common stock to be outstanding
 after this offering                      17,383,187 shares (2)(3)

New York Stock Exchange symbol for
 Class A common stock                     UBP.A

Use of Proceeds                           To acquire properties and repay $16,000,000 under
                                          our revolving credit facility.

----------
(1) 8,050,000 shares of Class A common stock if the underwriters exercise their over-allotment option in full.

(2) 18,433,187 shares of Class A common stock if the underwriters exercise their over-allotment option in full. Does not include (i) 282,696 shares of Class A common stock reserved for issuance under our employee stock option plans, (ii) 171,617 shares of Class A common stock reserved for issuance under our dividend reinvestment and share purchase plan, (iii) 163,700 shares of Class A common stock reserved for issuance under our restricted stock plan or (iv) 309,650 shares of Class A common stock issuable upon redemption of outstanding partnership interests.

(3) Does not include 6,375,478 shares of our common stock outstanding as of June 10, 2002.

                                  RISK FACTORS

     An investment in our Class A common stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risk factors described in this prospectus supplement and the accompanying prospectus. If any of the risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the market price of our Class A common stock could decline significantly and you may lose all or part of your investment.

As a result of our purchase of the Ridgeway Shopping Center, our portfolio is more concentrated.

     Our recently acquired Ridgeway Shopping Center located in Stamford, Connecticut increased our total assets by approximately 36%. As a result of such purchase, our assets are more concentrated and our business is more dependent upon the operating results of the Ridgeway property. Various factors may impact the profitability of Ridgeway. Aside from the general economic factors which impact these types of commercial properties, the local Stamford economy may have a more significant impact on Ridgeway and our business. Thus, stockholders may be exposed to greater risk than if our properties were less concentrated.

We may be unable to acquire or may be delayed in acquiring appropriate properties with the proceeds of the offering.

     We currently have no specific properties under contract for acquisition and we may be unable to acquire or may be delayed in acquiring appropriate properties with the proceeds of the offering that will generate returns consistent with our historical returns on our other properties. Pending the use of the net proceeds to acquire properties, we intend to use the net proceeds to reduce outstanding indebtedness under our revolving credit facilities, fund renovations, make capital improvements to or pay leasing costs in connection with our existing properties and make investments in short-term income producing securities. Reducing outstanding indebtedness and making short-term investments generally will provide us with a lower rate of return than investing in income-producing real estate. As a result, our inability to acquire, or delays in acquiring, appropriate properties may likely dilute the amount of cash available per share for distributions to holders of Class A common stock.

Our Class A common stock has less voting power than our common stock.

     Our common stock is entitled to one vote per share on all matters submitted to stockholders for a vote. Our Class A common stock is entitled to 1/20th of one vote per share on all matters submitted to stockholders for a vote. Except as otherwise required by law, or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our capital stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders. After giving effect to the issuance of 7,000,000 shares of Class A common stock pursuant to this offering, the holders of our Class A common stock, as a group, will control 12% of the voting power of our common equity securities and the holders of our common stock, as a group, will control 88% of the voting power of our common equity securities. Therefore, holders of our common stock have sufficient voting power to approve or disapprove all matters voted upon by our stockholders, including any proposal that could affect the relative dividend or other rights of our common stock and Class A common stock. After giving effect to the issuance of 7,000,000 shares of Class A common stock pursuant to this offering, our directors and executive officers will beneficially own 50.2% of our outstanding common stock and 5.7% of our outstanding Class A common stock, representing an aggregate of 45.0% of the voting power of our common equity securities which would allow them to effectively block approval of any proposal which requires a vote of our stockholders.

The market value of our Class A common stock could decrease based on our performance and market perception and conditions.

     The market value of our Class A common stock may be based primarily upon the market's perception of our growth potential and current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. The market price of our Class A common stock is influenced by the dividend on our Class A common stock relative to market interest rates. Rising interest rates may lead potential buyers of our Class A common stock to expect a higher dividend rate, which would adversely affect the market price of our Class A common stock. In addition, rising interest rates would result in increased expense, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following table sets forth selected consolidated financial data for each of the periods indicated. You should read our selected consolidated financial data together with our consolidated financial statements and the notes to those financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement and the accompanying prospectus. The financial data as of, and for the five years ended, October 31, 2001 are derived from our audited consolidated financial statements. The selected financial data as of and for the six-months ended April 30, 2002 and 2001 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for those periods. The selected data provided below are not necessarily indicative of our future results of operations or financial performance, and our results for the six-months ended April 30, 2002 are not necessarily indicative of our results for the year ending October 31, 2002 or any future period.

                                       SIX-MONTHS ENDED
                                           APRIL 30,                                   YEAR ENDED OCTOBER 31,
                                  ---------------------------   --------------------------------------------------------------------
                                       2002          2001            2001          2000          1999          1998          1997
                                  ------------- -------------   ------------- ------------- ------------- ------------- ------------
                                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets ....................   $ 211,303     $ 184,164       $ 218,352     $ 180,792     $ 183,774     $ 165,039     $ 137,430
Mortgage notes payable ..........   $  49,869     $  51,547       $  47,115     $  51,903     $  51,263     $  32,900     $  43,687
Preferred stock .................   $  14,341     $  33,462       $  33,462     $  33,462     $  33,462     $  33,462            --
OPERATING DATA:
Total revenues ..................   $  19,985     $  16,983       $  36,093     $  31,009     $  29,430     $  25,385     $  24,719
Total operating expenses ........   $  12,895     $  12,549       $  26,154     $  23,281     $  21,596     $  17,252     $  16,238
Net income applicable to
 common and Class A common
 stockholders ...................   $   9,123     $   2,635       $  10,540     $   5,442     $   6,043     $   5,615     $   8,589
Weighted average number of
shares outstanding (diluted):
 Common and common
 equivalent .....................       6,371         5,887           6,038         5,433         5,317         5,283         5,194
 Class A common and Class A
 common equivalent ..............      10,524         5,622           5,606         5,532         5,545         5,279         5,194
PER SHARE DATA (1):
Diluted earnings per share:
 Common stock ...................   $     .52     $     .23       $     .88     $     .49     $     .54     $     .52     $     .79
 Class A common stock ...........   $     .57     $     .25       $     .97     $     .55     $     .61     $     .57     $     .86
Cash dividends on:
 Common stock ...................   $     .37     $     .36       $     .72     $     .70     $     .68     $    1.13     $    1.26
 Class A common stock ...........   $     .41     $     .40       $     .80     $     .78     $     .76     $     .19            --
                                    ---------     ---------       ---------     ---------     ---------     ---------     ---------
                                    $     .78     $     .76       $    1.52     $    1.48     $    1.44     $    1.32     $    1.26
                                    =========     =========       =========     =========     =========     =========     =========
OTHER DATA:
Funds from Operations (2) .......   $   9,675     $   6,377       $  14,611     $  11,914     $  11,878     $  11,782     $  10,189
                                    =========     =========       =========     =========     =========     =========     =========

----------
(1) Per share data for all periods prior to 1999 have been restated to reflect the effect of a one-for-one stock dividend in the form of a new issue of Class A common stock distributed in August 1998. However, the cash dividends are presented based on actual amounts paid.

(2) We have adopted the definition of Funds from Operations (FFO) suggested by the National Association of Real Estate Investment Trusts (NAREIT) and define FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of properties, plus depreciation and amortization and after adjustments for unconsolidated joint ventures. FFO does not represent net cash from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indicator of our operating performance, or to cash flows as a measure of liquidity or ability to make distributions. For a further discussion of FFO, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" which we have incorporated into this prospectus supplement and the accompanying prospectus.

PRO FORMA FINANCIAL DATA

     The following sets forth certain of our historical selected consolidated financial data. The following data should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus. The pro forma information is presented as if the acquisition of the Ridgeway property had been completed at the beginning of each period presented for operating, per share and other data and on the date of the balance sheet for balance sheet data. The pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of and for the periods presented, nor does it purport to represent our future financial position or results of operations.

Unaudited Pro Forma Condensed Consolidated Balance Sheet


     The following unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Ridgeway property had been acquired as of April 30, 2002. This pro forma information is based upon our historical balance sheet as of April 30, 2002. In management's opinion, all material adjustments necessary to reflect the effects of this transaction have been made. The Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                           AS OF APRIL 30, 2002
                                                             ------------------------------------------------
                                                                  COMPANY          RIDGEWAY         COMPANY
                                                              HISTORICAL (a)     PROPERTY (b)      PRO FORMA
                                                             ----------------   --------------   ------------
                                                                                                  (UNAUDITED)
                                                                              (IN THOUSANDS)
ASSETS:
Net real estate investments ..............................      $ 180,860         $  89,950       $ 270,810
Cash and cash equivalents ................................         17,321           (12,466)          4,855
Other assets .............................................         13,122              (922)         12,200
                                                                ---------         ---------       ---------
                                                                $ 211,303         $  76,562       $ 287,865
                                                                =========         =========       =========
LIABILITIES:
Secured revolving credit line ............................      $      --         $  16,000       $  16,000
Mortgage loans ...........................................         49,869            57,369         107,238
Other liabilities ........................................          7,205                --           7,205
                                                                ---------         ---------       ---------
                                                                   57,074            73,369         130,443
                                                                ---------         ---------       ---------
MINORITY INTERESTS .......................................          4,127             3,193           7,320
PREFERRED STOCK ..........................................         14,341                --          14,341
STOCKHOLDERS' EQUITY:
Common stock .............................................             64                --              64
Class A common stock .....................................            104                --             104
Additional paid in capital ...............................        170,919                --         170,919
Cumulative distributions in excess of net income .........        (29,137)               --         (29,137)
Unearned compensation and notes from officers ............         (6,189)               --          (6,189)
                                                                ---------         ---------       ---------
                                                                  135,761                --         135,761
                                                                ---------         ---------       ---------
                                                                $ 211,303         $  76,562       $ 287,865
                                                                =========         =========       =========

See notes to the unaudited pro forma financial statements on page S-13.

Unaudited Pro Forma Condensed Consolidated Statements of Income

     The following unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended October 31, 2001 and for the six months ended April 30, 2002 are presented as if the Ridgeway property had been acquired as of the beginning of each period presented. This pro forma information is based upon our historical statements of income. In management's opinion, all material adjustments necessary to reflect the effects of this transaction have been made. The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                     YEAR ENDED OCTOBER 31, 2001
                                                   ---------------------------------------------------------------
                                                        COMPANY         RIDGEWAY        PRO FORMA        COMPANY
                                                    HISTORICAL (c)    PROPERTY (d)     ADJUSTMENTS      PRO FORMA
                                                   ----------------  --------------  ---------------  ------------
                                                                                                       (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
REVENUES:
 Operating leases ...............................      $ 34,209          $ 9,695        $    237 (h)    $ 44,141
 Lease termination income .......................         1,137              650              --           1,787
 Interest and other .............................           747               42              --             789
                                                       --------          -------        --------        --------
                                                         36,093           10,387             237          46,717
                                                       --------          -------        --------        --------
OPERATING EXPENSES:
 Property expenses ..............................        11,502            2,834            (290)(j)      14,046
 Interest .......................................         4,456               --           6,377(e)       10,833
 Depreciation and amortization ..................         7,568               --           2,400 (f)       9,968
 Other expenses and director fees ...............         2,628               --              --           2,628
                                                       --------          -------        --------        --------
                                                         26,154            2,834           8,487          37,475
                                                       --------          -------        --------        --------
OPERATING INCOME ................................         9,939            7,553          (8,250)          9,242
EQUITY IN EARNINGS OF UNCONSOLIDATED JOINT
VENTURE .........................................         3,864               --              --           3,864
MINORITY INTERESTS IN RESULTS OF CONSOLIDATED
JOINT VENTURES ..................................          (432)              --              -- (g)        (432)
GAINS ON SALES OF REAL ESTATE INVESTMENTS .......           316               --              --             316
                                                       --------          -------        --------        --------
NET INCOME ......................................        13,687            7,553          (8,250)         12,990
PREFERRED STOCK DIVIDENDS .......................        (3,147)              --              --          (3,147)
                                                       --------          -------        --------        --------
NET INCOME APPLICABLE TO COMMON AND CLASS
A COMMON STOCKHOLDERS ...........................      $ 10,540          $ 7,553        $ (8,250)       $  9,843
                                                       ========          =======        ========        ========
BASIC EARNINGS PER SHARE:
 Common .........................................      $   0.91                                         $   0.85
                                                       ========                                         ========
 Class A Common .................................      $   1.01                                         $   0.94
                                                       ========                                         ========
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING
 Common .........................................         5,881                                            5,881
                                                       ========                                         ========
 Class A Common .................................         5,182                                            5,182
                                                       ========                                         ========
DILUTED EARNINGS PER SHARE:
 Common .........................................      $   0.88                                         $   0.82
                                                       ========                                         ========
 Class A Common .................................      $   0.97                                         $   0.91
                                                       ========                                         ========
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
 Common and Common Equivalent ...................         6,038                                            6,038
                                                       ========                                         ========
 Class A Common and Class A Common
   Equivalent ...................................         5,606                                            5,606
                                                       ========                                         ========

See notes to the unaudited pro forma financial statements on page S-13.

                                                               SIX MONTHS ENDED APRIL 30, 2002
                                               ---------------------------------------------------------------
                                                    COMPANY         RIDGEWAY        PRO FORMA        COMPANY
                                                HISTORICAL (c)    PROPERTY (d)     ADJUSTMENTS      PRO FORMA
                                               ----------------  --------------  ---------------  ------------
                                                                                                   (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
REVENUES:
 Operating leases ...........................      $19,434           $4,843         $    127 (h)    $24,404
 Interest and other .........................          551               15             (125)(i)        441
                                                   -------           ------         --------        -------
                                                    19,985            4,858                2         24,845
                                                   -------           ------         --------        -------
OPERATING EXPENSES:
 Property expenses ..........................        5,796            1,482             (132)(j)      7,146
 Interest ...................................        1,880               --            2,450 (e)      4,330
 Depreciation and amortization ..............        3,623               --            1,200 (f)      4,823
 Other expenses and director fees ...........        1,596               --               --          1,596
                                                   -------           ------         --------        -------
                                                    12,895            1,482            3,518         17,895
                                                   -------           ------         --------        -------
OPERATING INCOME ............................        7,090            3,376           (3,516)         6,950
MINORITY INTEREST IN RESULTS OF
 CONSOLIDATED JOINT VENTURES ................         (214)              --               -- (g)       (214)
                                                   -------           ------         --------        -------
NET INCOME ..................................        6,876            3,376           (3,516)         6,736
PREFERRED STOCK DIVIDENDS ...................         (824)              --               --           (824)
EXCESS OF REPURCHASE OF PREFERRED STOCK .....        3,071               --               --          3,071
                                                   -------           ------         --------        -------
NET INCOME APPLICABLE TO COMMON AND CLASS
A COMMON ....................................      $ 9,123           $3,376         $ (3,516)       $ 8,983
                                                   =======           ======         ========        =======
BASIC EARNINGS PER SHARE:
 Common .....................................      $  0.53                                          $  0.53
                                                   =======                                          =======
 Class A Common .............................      $  0.59                                          $  0.58
                                                   =======                                          =======
WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
 Common .....................................        6,013                                            6,013
                                                   =======                                          =======
 Class A Common .............................        9,980                                            9,980
                                                   =======                                          =======
DILUTED EARNINGS PER SHARE:
 Common .....................................      $  0.52                                          $  0.51
                                                   =======                                          =======
 Class A Common .............................      $  0.57                                          $  0.56
                                                   =======                                          =======
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING:
 Common and Common Equivalent ...............        6,371                                            6,371
                                                   =======                                          =======
 Class A Common and Class A Common
   Equivalent ...............................       10,524                                           10,524
                                                   =======                                          =======

See notes to the unaudited pro forma financial statements on page S-13.

Notes to Unaudited Pro Forma Financial Statements (in thousands)

(a)  Reflects our historical consolidated balance sheet as of April 30, 2002.

(b) Reflects the acquisition of the Ridgeway property for $89,950 (including $670 of transaction costs), assumption of a mortgage loan ($57,369), application of cash deposits held by seller ($922), the minority interest of the limited partner ($3,193), credit line borrowings ($16,000) and net cash invested ($12,466).

(c) Reflects our historical operations for the year ended October 31, 2001 and six months ended April 30, 2002.


(d) Reflects the addition of revenues and certain expenses of the Ridgeway property for the year ended December 31, 2001 and six months ended March 31, 2002.

(e) Reflects pro forma interest on credit line borrowings of $16,000 and $28,466 as if the borrowings were made on November 1, 2001 and 2000, respectively. Also reflects pro forma interest on the mortgage loan of $57,369 as if it was outstanding during the periods. Pro forma adjustments reflect that during the year ended October 31, 2001, we would have had to borrow the additional $12,466 since we did not have sufficient cash and cash equivalents on hand. Interest on the credit line borrowing is based on the average LIBOR rates for the respective periods.

     Pro forma interest was computed as follows:

                                                               YEAR ENDED        SIX MONTHS ENDED
                                                            OCTOBER 31, 2001      APRIL 30, 2002
                                                           ------------------   -----------------
        $57,369 mortgage loan at 7.54%..................         $4,325               $2,162
        $28,466 credit line borrowings at a
          weighted average of 7.21% ....................          2,052                   --
        $16,000 credit line borrowings at 3.58%.........             --                  288
                                                                 ------               ------
                                                                 $6,377               $2,450
                                                                 ======               ======

(f) Reflects depreciation on the Ridgeway property.

(g) The limited partner is entitled to a preference return of 9% per annum from available cash remaining after the payment of a preferred return of 9% per annum to us. For the year ended October 31, 2001 and six months ended April 30, 2002, pro forma earnings were less than the preference due us. Accordingly, no amounts have been reflected as due the minority partner in either period.

(h) Reflects pro forma adjustment to record operating rents on a straight-line basis as if the Ridgeway property was acquired at the beginning of the period.

(i) Reflects pro forma adjustment to interest income as if the cash investment of $12,466 had been made at the beginning of the period, using an interest rate of 2.03% which approximated our actual yield during the six month period ended April 30, 2002.

(j) Reflects pro forma adjustment to property expenses to record the payment of consulting fees of $125 and $62 for the year ended October 31, 2001 and six months ended April 30, 2002, respectively, to an affiliate of the partnership and to reflect a reduction in management fees of $415 and $194 for the same periods from a change in the property manager.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of 7,000,000 shares of our Class A common stock in this offering will be approximately $71,122,000 (at an assumed public offering price of $10.90 per share, the closing price of our Class A common stock on June 10, 2002) after deducting the underwriting discount and the estimated expenses of this offering. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $81,880,300.

     We intend to use the net proceeds to acquire income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements to, our existing properties, including tenant improvements. We intend to focus our acquisition activities on neighborhood and community shopping centers primarily located in the northeastern United States, with a concentration on Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.

     Pending the use of the net proceeds for acquisitions of properties, we intend to use the net proceeds to reduce amounts outstanding under our revolving credit facilities and make investments in short-term income-producing securities. We intend to use $16,000,000 to repay amounts borrowed under our revolving credit line in connection with our acquisition of the Ridgeway property.

                   MARKET PRICE OF AND DISTRIBUTIONS ON OUR
                     CLASS A COMMON STOCK AND COMMON STOCK


     Our Class A common stock and common stock trade on the New York Stock Exchange under the symbols "UBP.A" and "UBP," respectively. The following table sets forth the high and low sale prices of our Class A common stock and common stock as reported by the New York Stock Exchange and dividend payments on our Class A common stock and common stock on a quarterly basis for each of the quarters indicated. On June 10, 2002, the closing sale prices of our Class A common stock and common stock were $10.90 and $12.05 per share, respectively, as reported by the New York Stock Exchange. As of June 10, 2002, there were 10,383,187 shares of Class A common stock outstanding held by 1,518 persons of record and 6,375,478 shares of common stock outstanding held by 1,501 persons of record.

                                CLASS A COMMON STOCK                    COMMON STOCK
                         ----------------------------------- ----------------------------------
                                                     CASH                               CASH
                                                  DIVIDENDS                           DIVIDENDS
                             HIGH        LOW      PER SHARE      HIGH        LOW      PER SHARE
                         ----------- ----------- ----------- ----------- ----------- ----------
Fiscal 2002
-----------
Third Quarter (through
 June 10) ..............   $  11.30    $  10.57     $  --     $  12.45    $  11.68      $  --
Second Quarter .........      12.08        9.74      .205        12.45       10.20       .185
First Quarter ..........      10.28        9.01      .205        10.70        8.49       .185

Fiscal 2001
-----------
Fourth quarter .........      9.750       8.550       .20        8.930       8.020        .18
Third quarter ..........      9.277       8.123       .20        8.660       7.638        .18
Second quarter .........      8.543       7.354       .20        7.848       6.987        .18
First quarter ..........      7.641       6.385       .20        7.274       6.354        .18

Fiscal 2000
-----------
Fourth quarter .........      7.563       7.125      .195        7.188       6.750       .175
Third quarter ..........      7.563       6.750      .195        7.313       6.750       .175
Second quarter .........      7.688       7.250      .195        7.375       6.750       .175
First quarter ..........      7.688       7.125      .195        7.438       6.750       .175

     We have paid uninterrupted quarterly dividends since we commenced operations as a real estate investment trust in 1969. Future dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that the historical level of dividends will be maintained.

     We have made, and we intend to continue to make, timely dividend distributions to our shareholders sufficient to satisfy the annual distribution requirements applicable to REITs under federal income tax law that are discussed under "Federal Income Tax Consequences of Our Status as a REIT" and to avoid the imposition of federal income and excise taxes on us. However, we cannot assure you that we will be able to make sufficient distributions in any given year to maintain our REIT status and to avoid the imposition of federal income and excise taxes on us.

                                 CAPITALIZATION


     The following table sets forth (1) our actual, unaudited capitalization as of April 30, 2002, and (2) our capitalization as adjusted to reflect the sale of 7,000,000 shares of Class A common stock in this offering at an assumed public offering price of $10.90 per share, the closing price of our Class A common stock on June 10, 2002, and the application of the net proceeds as set forth under "Use of Proceeds."


                                                                         AS OF APRIL 30, 2002
                                                                      ---------------------------
                                                                         ACTUAL       AS ADJUSTED
                                                                      ------------   ------------
                                                                       (UNAUDITED)
                                                                            (IN THOUSANDS)
Long Term Debt:
 Mortgage Notes Payable(2) ........................................    $  49,869      $ 107,238
Preferred Stock, par value $.01 per share, 20,000,000 shares
 Authorized; 8.99% Series B Senior Cumulative Preferred Stock
 (liquidation preference of $100 per share); 150,000 shares issued
 and outstanding ..................................................       14,341         14,341
Stockholders' Equity:
Excess Stock, par value $.01 per share, 10,000,000 shares
 authorized; none issued and outstanding ..........................           --             --
Common stock, par value $.01 per share, 30,000,000 shares
 authorized; 6,375,478 shares issued and outstanding ..............           64             64
Class A common stock, par value $.01 per share, 40,000,000 shares authorized; 10,383,187 shares issued and outstanding and
 17,383,187 shares issued and outstanding as adjusted (1) .........          104            174
Additional paid-in capital ........................................      170,919        241,971
Cumulative distributions in excess of net income ..................      (29,137)       (29,137)
Unamortized restricted stock compensation and officers' notes
 receivable .......................................................       (6,189)        (6,189)
                                                                       ---------      ---------
Total Stockholders' Equity ........................................    $ 135,761      $ 206,883
                                                                       =========      =========
Total Capitalization ..............................................    $ 199,971      $ 328,462
                                                                       =========      =========

----------
(1) 18,433,187 shares of Class A common stock if the underwriters exercise their over-allotment option in full. Does not include (i) 282,696 shares of Class A common stock reserved for issuance under our employee stock option plans, (ii) 171,617 shares of Class A common stock reserved for issuance under our dividend reinvestment and share purchase plan, (iii) 163,700 shares of Class A common stock reserved for issuance under our restricted stock plan or (iv) 309,650 shares of Class A common stock issuable upon redemption of outstanding partnership interests.

(2) As adjusted includes $57,369,000 mortgage note assumed in connection with the acquisition of the Ridgeway property on June 7, 2002 and excludes $16,000,000 borrowed under our revolving credit line which will be repaid from the proceeds of this offering.

                                  OUR COMPANY

OUR BUSINESS

     We are a self-administered real estate investment trust, or REIT, which owns and manages income producing commercial real estate investments. We have been in business, and our common equity has been listed on the New York Stock Exchange, since 1969. During that time, we have paid 130 consecutive quarterly cash dividends to our stockholders. Our funds from operations have increased from $7,653,000 in fiscal 1994 to $14,611,000 in fiscal 2001.

     We have elected to be treated as a real estate investment trust for federal income tax purposes. This treatment permits us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders by way of dividend payments. In order to maintain our status as a REIT, we must comply with a number of requirements under federal income tax law that are discussed under "Federal Income Tax Consequences of Our Status as a REIT." While we intend to continue to qualify as a REIT, we cannot assure you that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing REITs.

OUR PROPERTIES

     We currently own or have a direct or indirect equity interest in 26 properties. These properties consist of 15 neighborhood and community shopping centers, three mixed-use (retail/office) properties, six office buildings and two distribution and service facilities. Our properties are located in nine states and contain in the aggregate 2.9 million square feet of gross leaseable area.

 Core Properties

     Our primary investment focus is neighborhood and community shopping centers which are typically anchored by grocery or drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New York. In the Northeast, we currently own 14 neighborhood and community shopping centers, three mixed-use (retail/office) properties and five office buildings. We refer to these 22 properties, which contain 2.2 million square feet of space, as our "core properties." As of June 10, 2002, our core properties collectively had 394 tenants and were 96% leased. Three of our core properties are owned through limited partnerships in which we are the general partner and the former owners of the properties are the limited partners.

 Non-core Properties

     We also own four non-core properties located outside of the northeastern United States. These include one office building, one retail property and two industrial properties. As of June 10, 2002, the retail and industrial properties were 100% leased and the office building was 70% leased. Our strategy is to sell our non-core properties opportunistically over the next several years and re-deploy the proceeds of sale into acquisitions of properties located principally in our primary markets of Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.

     The following table sets forth information as of June 10, 2002 concerning each property in which we currently own an equity interest. Except as otherwise noted, we own 100% of our properties.

                                                          GROSS
                           YEAR      YEAR     YEAR       LEASABLE
LOCATION                RENOVATED   BUILT   ACQUIRED   SQUARE FEET    TENANTS   LEASED  SIGNIFICANT TENANT(S)
---------------------- ----------- ------- ---------- -------------  --------- -------- --------------------------------------------
CORE
PROPERTIES
Retail Properties:
Stamford, CT(1) ......    1997     1950      2002         360,000        35      88%    Stop & Shop Supermarket
Springfield, MA ......    1996     1970      1970         316,300        27      94%    A&P Supermarket
Meriden, CT ..........    2001     1989      1993         312,500        24      98%    ShopRite Supermarket
Danbury, CT ..........     --      1989      1995         194,000        20      98%    Barnes & Noble, Christmas Tree Shops
Briarcliff, NY (2) ...    2000     1978      1998         160,000        30      99%    Stop & Shop Supermarket
Carmel, NY ...........    1999     1983      1995         125,400        17      99%    ShopRite Supermarket
Wayne, NJ ............    1992     1959      1992         102,000        46     100%    A&P Supermarket
Darien, CT ...........    1992     1985      1998          95,000        19     100%    Shaw's Supermarket
Somers, NY ...........     --      1991      1999          77,900        36     100%    Gristede's Supermarket
Farmingdale, NY ......    1993     1981      1993          70,000        15     100%    King Kullen Supermarket
Eastchester, NY(3)....    2002     1978      1997          70,500         9      96%    Food Emporium Supermarket (Division of A&P)
Briarcliff, NY .......     --      1975      2001          37,500        17      89%    Dress Barn, Radio Shack
Danbury, CT ..........     --      1988      2002          33,250         6     100%    Gateway
Somers, NY ...........     --      1987      1992          19,300        12     100%    Putnam County Savings Bank
                                                          -------        --
                                                        1,973,650       313
                                                        ---------       ---
Office Properties:
Greenwich, CT ........     --      1977      2001          10,500         4     100%    Glenville Medical
Greenwich, CT ........     --      1983      1998          18,700         2     100%    Greenwich Hospital
Greenwich, CT ........     --      1983      1993          10,300         3     100%    Urstadt Biddle Properties Inc.
Greenwich, CT ........    1983     1953      1994          10,200         4     100%    Prescott Investors
Greenwich, CT ........     --      1978      2000           8,900         4     100%    Insurance Center of Greenwich
                                                        ---------       ---
                                                           58,600        17
                                                        ---------       ---
Mixed-Use:
Newington, NH ........    1994     1975      1979         101,500        10      99%    Linens 'N Things
Ridgefield, CT .......    1999     1930      1998          48,600        51      90%    Chico's
Briarcliff, NY .......    2001     1981      1999          29,000         3     100%    Westchester Community College
                                                        ---------       ---
                                                          179,100        64
                                                        ---------       ---
 Total Core Properties                                  2,211,350       394      96%
                                                        =========       ===      ===

----------
(1) This property is owned by a limited partnership in which we are the sole general partner and have a 90% partnership interest. We are entitled to a preferred return as the general partner and a preferred return is then payable to the limited partners. Profits, if any, remaining after payment of our preferred return and the limited partners' preferred return are allocated 90% to the general partner and 10% to the limited partners.

(2) This property is owned by a limited partnership in which we are the sole general partner and have a 63.4% partnership interest. We are entitled to receive all of the profits of this limited partnership which exceed a preferred return to the limited partners.

(3) This property is owned by a limited partnership in which we are the sole general partner and have a 15% partnership interest. We are entitled to receive all of the profits of this limited partnership which exceed a preferred return to the limited partners.

                                                                     GROSS
                                YEAR        YEAR       YEAR         LEASABLE
LOCATION                     RENOVATED     BUILT     ACQUIRED     SQUARE FEET     TENANTS     LEASED    SIGNIFICANT TENANT
-------------------------   -----------   -------   ----------   -------------   ---------   --------   --------------------
NON-CORE PROPERTIES
Office Property:
Southfield, MI ..........       --         1973       1983          202,000          3           70%    Giffels Associates
Retail Property:
Tempe, AZ ...............      2000        1970       1970          126,000          2          100%    Mervyn's Department
                                                                                                        Store
Distribution and Services
 Properties:
Dallas, TX ..............      1989        1970       1970          253,000          1          100%    DaimlerChrysler
St. Louis, MO ...........      2000        1970       1970          170,000          1          100%    DaimlerChrysler
                                                                    -------          -
 Total Non-Core Properties                                          751,000          7
                                                                    =======          =

     We also hold three fixed rate mortgage notes totaling $3,479,000. The notes bear rates of interest ranging from 12% to 14% per annum.

     The following table sets forth a summary schedule of the lease expirations for our core properties for the leases in place as of June 10, 2002, assuming that none of the tenants exercise renewal options, if any, at or prior to the scheduled expirations.

      LEASE             NUMBER OF         SQUARE FEET OF     PERCENTAGE OF TOTAL
 EXPIRATION YEAR     LEASES EXPIRING     EXPIRING LEASES     OCCUPIED SQUARE FEET
-----------------   -----------------   -----------------   ---------------------
       2002                 39                 43,700                 2.1%
       2003                 60                124,900                 5.9%
       2004                 51                126,700                 6.0%
       2005                 39                181,200                 8.5%
       2006                 38                142,100                 6.7%
       2007                 28                 82,600                 3.9%
       2008                 28                216,500                10.2%
       2009                 31                257,500                12.0%
       2010                 20                158,700                 7.5%
       2011                 27                166,800                 7.8%
     Thereafter             33                623,900                29.4%
                           ---              ---------               -----
      Total                394              2,124,600               100.0%
                           ===              =========               =====

     The following table provides certain information regarding the scheduled principal payments of our non-recourse mortgage indebtedness outstanding at April 30, 2002 (plus mortgage debt assumed in connection with the acquisition of the Ridgeway property) over the next ten years:

                                                  WEIGHTED AVERAGE
 FISCAL YEAR ENDING     SCHEDULED PRINCIPAL     INTEREST RATE OF DEBT
     OCTOBER 31               PAYMENTS           MATURING EACH YEAR
--------------------   ---------------------   ----------------------
   balance of 2002          $    712,000                   --
        2003                   1,763,000                   --
        2004                   1,901,000                   --
        2005                   2,050,000                   --
        2006                   8,894,000                 8.19%
        2007                  11,190,000                 7.84%
        2008                  53,280,000                 7.54%
        2009                  17,918,000                 7.06%
        2010                   5,440,000                 7.78%
        2011                   4,090,000                 7.25%
                            ------------                 ----
                            $107,238,000                 7.53%
                            ============                 ====

TENANTS

     Our shopping center tenants consist of national, regional and local retailers. Our typical shopping center is anchored by an established major grocery store operator in the region. The balance of our retail properties are leased to regional drug stores, national value oriented retail stores and other regional and local retailers. Two of our shopping centers, not anchored by grocery stores, are located adjacent to large regional malls which create substantial retail shopping traffic. Our properties generally attract tenants who provide basic staples and convenience items to local customers. We believe sales of these items are less sensitive to fluctuations in the business cycle than higher priced retail items. No single retail tenant currently represents more than 6% of the total annual base rent of our retail properties. The list below shows our ten largest tenants by percent of total annual base rent of our retail properties as of June 10, 2002.

                                                                             PERCENT OF TOTAL ANNUAL
                       TENANT                           NO. OF STORES     BASE RENT OF RETAIL PROPERTIES
----------------------------------------------------   ---------------   -------------------------------
Stop & Shop Companies, Inc. ........................         3                          6.0%
Great Atlantic & Pacific Tea Company (A&P) .........         3                          4.9%
Bed Bath & Beyond ..................................         1                          3.7%
Marshalls ..........................................         2                          3.5%
ShopRite Supermarkets ..............................         2                          3.4%
Christmas Tree Shops, Inc. .........................         1                          3.2%
Dress Barn, Inc. ...................................         5                          2.1%
Linens `N Things, Inc. .............................         2                          2.1%
Shaw's Supermarkets, Inc. ..........................         1                          1.9%
The Gap Inc. .......................................         2                          1.7%

     Nearly all of our shopping center tenants have leases that obligate the tenant to pay fixed base rentals monthly in advance and its pro-rata share of real estate taxes, insurance, utilities and common area operating expenses of the shopping center. Our properties are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants.

                                   MANAGEMENT

     Our senior management group includes professionals with an average of 29 years of experience in real estate investment and related fields. We also have a strong independent Board of Directors with many years of experience in the real estate industry. Detailed biographical information on our officers and directors is set forth below.

     After giving effect to the issuance of 7,000,000 shares of Class A common stock in this offering, our directors and executive officers will beneficially own 50.2% of our outstanding shares of common stock and 5.7% of our outstanding shares of Class A common stock, which collectively will represent approximately 17.9% of the total combined outstanding shares of common stock and Class A common stock and 45.0% of the aggregate voting power of the outstanding shares of common stock and Class A common stock.

BOARD OF DIRECTORS

     The following persons currently serve as members of our Board of
Directors:

NAME                              AGE    POSITION
-------------------------------  -----   ---------------------------
Charles J. Urstadt ............   73      Chairman and Director
Robert R. Douglass ............   70      Vice Chairman and Director
Willing L. Biddle .............   40      Director
E. Virgil Conway ..............   72      Director
Peter Herrick .................   75      Director
George H.C. Lawrence ..........   64      Director
Charles D. Urstadt ............   42      Director
George J. Vojta ...............   66      Director

     Charles J. Urstadt has served as a Director since 1975 and as our Chairman of the Board of Trustees/Directors and Chief Executive Officer since 1989. He is also Chairman and Director of Urstadt Property Company, Inc., a real estate investment corporation that is not affiliated with the Company other than through Mr. Urstadt's personal affiliation with the two companies. Mr. Urstadt was appointed First Chairman and CEO of the Battery Park City Authority by Governor Nelson A. Rockefeller in 1968. The Authority was created to develop 100 acres in the Hudson River off lower Manhattan as a new community containing six million square feet of hotel, shopping, education, service and recreational space and he has been called the "Father of Battery Park City." His term as Chairman expired in 1978. He was reappointed as a member of the Authority in 1998 by Governor Pataki for a six-year term and was elected Vice Chairman upon his appointment. As Commissioner of NYS Housing and Community Renewal from 1967 to 1973, he was responsible for the administration of New York State's $2.5 billion middle income housing program, its $1 billion low income housing program, its $185 million Urban Renewal Program and State Rent Control. This entailed the planning, construction and management of over 60,000 apartments in 144 middle income projects, 66,000 apartments in 290 low income projects and 200,000 apartments under rent control. He was also the chief architect of the concept for the New York State Urban Development Corporation which was created in 1968, as well as other New York State legislation which vitally affected housing throughout New York State between 1967 and 1973. Other significant positions of Mr. Urstadt include: former Director, Putnam Trust Company; former Trustee, Teacher's Insurance and Annuity Association; Trustee Emeritus, Pace University; former Chairman & President of Pearce, Urstadt, Mayer & Greer Realty Corp; and Trustee of Historic Hudson Valley. He has served four Presidents and five New York Governors in various appointed positions in the Housing and Real Estate areas during his career.

     Robert R. Douglass has served as a Director since 1991. Mr. Douglass is also currently Of Counsel to Milbank, Tweed, Hadley and McCloy, the Chairman and a Director of Cedel International and the Chairman and a Director of Clearstream International. Other significant positions of Mr. Douglass include: retired Vice Chairman and Director of The Chase Manhattan Corporation (1985 to

1993), Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation (1976 to 1985); Trustee of Dartmouth College (1983 to
1993); Chairman of the Downtown Lower Manhattan Association; Chairman of the Alliance for Downtown New York; and a Member of the Council on Foreign Relations.

     Willing L. Biddle has served as a Director since 1997 and as our President and Chief Operating Officer since 1996. Other significant positions of Mr. Biddle include: our Executive Vice President from March 1996 to December 1996; our Senior Vice President -- Management from June 1995 to March 1996; our Vice President -- Retail from April 1993 to June 1995; Director of Putnam Trust Company; Certified Property Manager by IREM; Licensed Real Estate Broker, New York; and former Executive Committee Member of the Real Estate Finance Association. Mr. Biddle is the son-in-law of Charles J. Urstadt.

     E. Virgil Conway has served as a Director since 1989. Mr. Conway recently retired as Chairman of the Metropolitan Transportation Authority after serving in that capacity since 1995. Other significant positions of Mr. Conway include:
Chairman of the Financial Accounting Standards Advisory Council (1992-1995); Chairman and Director of The Seamen's Bank for Savings, FSB (1969-1989); Trustee of Consolidated Edison Company of New York, Inc.; Director of Union Pacific Corporation; Trustee of Phoenix Duff & Phelps Mutual Funds; Trustee of Atlantic Mutual Insurance Company (1974-2002); Director of Centennial Insurance Company (1974-2002); Director of AccuHealth, Inc.; Chairman of the New York Housing Partnership Development Corporation; Vice Chairman of the Academy of Political Science; Trustee of Pace University; and Trustee Emeritus of Colgate University.

     Peter Herrick has served as a Director since 1990. Other significant positions of Mr. Herrick include: retired Vice Chairman (1990-1992) and Director of The Bank of New York; President and Chief Operating Officer of The Bank of New York (1982 to 1990); President and Director of The Bank of New York Company, Inc. (1984 to 1992); Member of the New York State Banking Board (1990 to 1993); Director of BNY Hamilton Funds (1992-1999); and Director of MasterCard International (1985-1992).

     George H.C. Lawrence has served as a Director since 1988. Mr. Lawrence is also currently the President and Chief Executive Officer of Lawrence Investing Company, Inc. (since 1970). Other significant positions of Mr. Lawrence include: Trustee of Sarah Lawrence College; Director of the Westchester County Association; Senior Vice President and Director of Kensico Cemetery; Director of CLX Energy; and Chairman of the Board of Trustees of Indian River Hospital District.

     Charles D. Urstadt has served as a Director since 1997 after having served on our Board of Consultants since 1991. Mr. Urstadt is also currently the President and Director of Urstadt Property Company, Inc. Other significant positions of Mr. Urstadt include: former Executive Vice President of Brown Harris Stevens, LLC (1992-2001); Publisher of the New York Construction News (1984-1992); President and Director of the East Side Association (1994-1997); Director of Friends of Channel 13 (since 1992); Board Member of the New York State Board for Historic Preservation (since 1996); and Director of the New York Building Congress (1988-1992). Charles D. Urstadt is the son of Charles J. Urstadt.

     George J. Vojta has served as a Director since 1999. Other significant positions of Mr. Vojta include: retired Vice Chairman and Director of Bankers Trust Company (1992-1999); Executive Vice President of Bankers Trust Company (1984-1992); Member of the New York State Banking Board; Director of the Private Export Funding Corporation; Chairman of the Wharton Financial Institutions Center; Chairman of The Westchester Group, LLC; Director of the Financial Services Forum; Member of the Council on Foreign Relations; and Trustee of Continuum Health Partners.

EXECUTIVE OFFICERS AND OTHER KEY MEMBERS OF MANAGEMENT

     The following persons currently serve as our officers in the capacities indicated:

NAME                              AGE    POSITION
------------------------------   -----   ------------------------------------------------
Charles J. Urstadt ...........   73      Chief Executive Officer
Willing L. Biddle ............   40      President and Chief Operating Officer
James R. Moore ...............   54      Executive Vice President, Chief Financial
                                         Officer and Treasurer
Raymond P. Argila ............   53      Senior Vice President, Chief Legal Officer and
                                         Assistant Secretary
Thomas D. Myers ..............   50      Vice President, Secretary and Associate Counsel
John C. Merritt ..............   46      Vice President, Acquisitions
James M. Aries ...............   37      Vice President, Acquisitions and Leasing
Wayne W. Wirth ...............   56      Vice President, Construction
Linda L. Lacey ...............   36      Vice President, Leasing
Joseph V. LoParrino ..........   34      Vice President, Controller
Heidi Bramante ...............   35      Assistant Vice President, Assistant Controller

     For biographical information for Messrs. Urstadt and Biddle, see "Board of Directors" above.

     James R. Moore has served as our Executive Vice President and Chief Financial Officer since 1996 and served as our Senior Vice President and Chief Financial Officer from 1989 to 1996. Mr. Moore has also served as our Treasurer since 1987. Mr. Moore is a Certified Public Accountant in the State of New York. Other significant positions of Mr. Moore include: former Senior Manager of Ernst & Young; Member of the American Institute of Certified Public Accountants; and Member of the Accounting Committee of the National Association of Real Estate Investment Trusts (NAREIT).

     Raymond P. Argila has served as our Senior Vice President and Chief Legal Officer since 1990. Other significant positions of Mr. Argila include: former Senior Counsel to New York Region of Cushman & Wakefield, Inc.; former Vice President and Chief Legal Officer of Pearce, Urstadt, Mayer & Greer Realty Corp.; and Member of the New York State Bar Association.

     Thomas D. Myers has served as our Vice President and Associate Counsel since 1995 and Secretary since 1998. Other significant positions of Mr. Myers include: former Vice President and Associate General Counsel of Peoples Westchester Savings Bank; and Member of the New York State Bar Association.

     John C. Merritt has served as our Vice President and Director of Acquisitions since 1997. Mr. Merritt previously served as our Assistant Vice President-Management from 1995 to 1997. Other significant positions of Mr. Merritt include: Former President of Ridge Management and Merritt Development Corp.; Owner of Merritt Commercial Realty, Inc.; RPA designation from the Building Owners and Managers Association; Senior Certified Shopping Center Manager by ICSC; Certified Property Manager by the Institute of Real Estate Management; and Licensed Real Estate Broker in New York and Connecticut.

     James M. Aries has served as our Vice President of Acquisitions and Leasing since 2001. Mr. Aries is an attorney and prior to joining us was Director of Leasing at Kin Properties, Inc. from 1999 to 2001. Other significant positions of Mr. Aries include Vice President of Leasing for Bryant Development Corporation (1995-1999); and Director of Real Estate for Melville Corporation (1993-1995).

     Wayne W. Wirth has served as our Vice President of Construction since 1998. Other significant positions of Mr. Wirth include: Regional Property Manager, Newmark & Company (1996 to 1998); and Project and Property Manager, Gateside Corporation (1988 to 1996). Prior to 1996 Mr. Wirth owned his own construction company and was employed with the U.S. Navy.

     Linda L. Lacey has served as Vice President of Leasing since 1999. Other significant positions of Ms. Lacey include: Assistant Vice President, Apple Bank for Savings (1995 to 1997); Assistant Vice President, S.L. Green Real Estate, Inc. (1991 to 1995); BOMA Certified Real Property Administrator; and Licensed Real Estate Broker, New York.

     Joseph V. LoParrino has served as our Controller since 1999, Mr. LoParrino is a Certified Public Accountant licensed in the State of New York. Prior to joining the Company, Mr. LoParrino held the position of Accounting Supervisor of Corporate Property Investors (a REIT) from 1993 to 1998 and Senior Accountant for Margold, Ersken & Wang, CPAs from 1990 to 1993.

     Heidi Bramante has served as Assistant Vice President -- Assistant Controller since 1997 and served in various administrative capacities with us since 1988. Prior to joining the Company. Ms. Bramante was an administrative assistant at Investor's Business Daily. Ms. Bramante currently serves as Co-President of the Board of St. Cecilia's School.

            FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

     This section summarizes the federal income tax issues that you, as a stockholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "Taxation of Non-U.S. Stockholders" below).

     The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     In connection with this offering of our Class A common stock, Coudert Brothers LLP is rendering an opinion, which will be filed as an exhibit to the registration statement of which this prospectus supplement is a part, that we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended October 31, 1999 through October 31, 2001, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending October 31, 2002 and in the future. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. In addition, the opinion is based on customary assumptions and on our representations as to factual matters, all of which are described in the opinion. Moreover, we urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our Class A common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

TAXATION

     We elected to be taxed as a REIT under the federal income tax laws beginning with our taxable year ended October 31, 1970. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue so to operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

     Our qualification as a REIT depends on our ability to meet, on a continuing basis, qualification tests in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see "Failure to Qualify" below.

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     o We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned;

     o We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders;

     o    We will pay income tax at the highest corporate rate on:

          o net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

          o    other non-qualifying income from foreclosure property.

     o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Requirements for Qualification -- Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

          o the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by,

          o    a fraction intended to reflect our profitability.

     o    If we fail to distribute during a calendar year at least the sum of:

          o    85% of our REIT ordinary income for the year,

          o    95% of our REIT capital gain net income for the year, and

          o any undistributed taxable income from earlier periods, we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

     o We may elect to retain and pay income tax on our net long-term capital gain.

     o We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

     o If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

          o the amount of gain that we recognize at the time of the sale or disposition, and

          o the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

     Pursuant to recently issued temporary Treasury regulations, we no longer must make an election in order to defer recognition of the built-in gain with respect to assets acquired from a C corporation after January 1, 2002.


REQUIREMENTS FOR QUALIFICATION

     A REIT is an entity that meets each of the following requirements:

     1.   It is managed by trustees or directors.

     2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

     3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

     4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

     5. At least 100 persons are beneficial owners of its shares or ownership certificates.

     6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

     7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

     8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

     We have issued sufficient shares of common stock and Class A common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Charter restricts the ownership and transfer of the shares of common stock and Class A common stock so that we should continue to satisfy these requirements. The provisions of our Charter restricting the ownership and transfer of shares of common stock and Class A common stock are described in the prospectus under "Description of Capital Stock -- Restrictions on Ownership and Transfer."

     For U.S. federal income tax purposes, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT and for which no election has been made to treat such corporation as a "Taxable REIT Subsidiary." We have three corporate subsidiaries, 323 Railroad Corp., UB Danbury, Inc. and UB Darien, Inc., and own all of their capital stock. For federal income tax purposes, 323 Railroad Corp., UB Danbury, Inc. and UB Darien, Inc. are ignored as separate entities, and all of their assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit.

     An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership or joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a "subsidiary partnership"), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of a "taxable REIT subsidiary," or TRS, in taxable years beginning on or after January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We do not currently have any TRSs, but may form one or more TRSs in future taxable years.


INCOME TESTS

     We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     o    rents from real property;

     o interest on debt secured by mortgages on real property, or on interests in real property;

     o dividends or other distributions on, and gain from the sale of, shares in other REITs; and

     o    gain from the sale of real estate assets.

     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain interest rate hedging contracts, or any combination of these. Gross income from any origination fees is not qualifying income for purposes of either gross income test, and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business."

     We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is any real property, including interests in real property, and any personal property incident to such real property:

     o that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

     o for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

     o for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus supplement.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

     o on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     o on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

     o which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

     Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if each of the following conditions is met:

     o The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

     o Neither we nor a direct or indirect owner of 10% or more of our shares may own, actually or constructively, 10% or more of a tenant from whom we receive rent (other than a TRS in taxable years beginning after December 31, 2000). Rent we receive from a TRS will qualify as "rents from real property" if at least 90% of the leased space of the property is rented to persons other than TRSs and 10%-owned tenants and the amount of rent paid by the TRS is substantially comparable to the rent paid by the other tenants of the property for comparable space.

     o All of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease. Pursuant to legislation effective January 1, 2001, the allocation of rent between real and personal property is based on the relative fair market values of the real and personal property.

     o We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS in taxable years beginning after December 31, 2000. A TRS generally can provide customary and noncustomary services to our tenants without tainting our rental income.


We believe that the rents we receive meet all of these conditions.

     If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     o our failure to meet such tests is due to reasonable cause and not due to willful neglect;

     o    we attach a schedule of the sources of our income to our tax return;
          and

     o any incorrect information on the schedule was not due to fraud with intent to evade tax.

     We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "Taxation," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.


ASSET TESTS

     To maintain our qualification as a REIT, we also must satisfy two asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

     o    cash or cash items, including certain receivables;

     o    government securities;

     o interests in real property, including leaseholds and options to acquire real property and leaseholds;

     o    interests in mortgages on real property;

     o    stock in other REITs; and

     o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Under the second asset test, except for securities in the 75% asset class, securities in a TRS or qualified REIT subsidiary, and certain partnership interests and certain debt obligations:

     o not more than 5% of the value of our total assets may be represented by securities of any one issuer;

     o we may not own securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

     o we may not own securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the "10% value test").

In addition, not more than 20% of the value of our total assets may be represented by securities of one or more TRSs.

     We believe that our existing assets are qualifying assets for purposes of the 75% asset test. We also believe that any additional real property that we acquire, loans that we extend and temporary investments that we make generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property or to the extent the asset is a loan that is not deemed to be an interest in real property. We will monitor the status of our acquired assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

     o we satisfied the asset tests at the end of the preceding calendar quarter; and

     o the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the first item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     As described above, in taxable years beginning after December 31, 2000, we may own up to 100% of the stock of one or more TRSs. TRSs can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and a subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. The deductibility of interest paid or accrued by a TRS to us is limited to assure that the TRS is subject to an appropriate level of corporate taxation. Further, there is a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs. We do not currently have any TRSs, but may form one or more TRSs in future taxable years.


DISTRIBUTION REQUIREMENTS

     Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

     o    the sum of

          o 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

          o 90% of our after-tax net income, if any, from foreclosure property, minus

     o    the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three-months of the calendar year, at least the sum of:

     o    85% of our REIT ordinary income for such year,

     o    95% of our REIT capital gain income for such year, and

     o    any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "Taxation of Taxable U.S. Stockholders" below. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between:

     o the actual receipt of income and actual payment of deductible expenses, and

     o the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income.

     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.


RECORDKEEPING REQUIREMENTS

     We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied, and we intend to continue to comply, with these requirements.


FAILURE TO QUALIFY

     If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.


TAXATION OF TAXABLE U.S. STOCKHOLDERS

     As long as we qualify as a REIT, a taxable "U.S. stockholder" must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. stockholder" means a holder of Class A common stock that, for United States federal income tax purposes, is:

     o    a citizen or resident of the United States,

     o an entity created or organized under the laws of the United States or of a political subdivision of the United States,

     o an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or

     o    any trust with respect to which

          o a United States court is able to exercise primary supervision over its administration, and

          o one or more United States persons have the authority to control all of its substantial decisions.

     A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its Class A common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its shares of Class A common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's shares of Class A common stock. Instead, the distribution will reduce the adjusted basis of such shares of Class A common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her shares of Class A common stock as long-term capital gain, or short-term capital gain if the shares of Class A common stock have been held for one year or less, assuming the shares of Class A common stock are a capital asset in the hands of the U.S. stockholder. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to dividends on our preferred stock and then to dividends on our common equity.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of Class A common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of shares of Class A common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.


TAXATION OF U.S. STOCKHOLDERS ON THE DISPOSITION OF CLASS A COMMON STOCK

     In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of his or her shares of Class A common stock as long-term capital gain or loss if the U.S. stockholder has held the shares of Class A common stock for more than one year. However, a U.S. stockholder must treat any loss upon a sale or exchange of shares of Class A common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of Class A common stock may be disallowed if the U.S. stockholder purchases other shares of Class A common stock within 30 days before or after the disposition.


CAPITAL GAINS AND LOSSES

     The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 38.6% and, under current law, is to be reduced in the future. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 30% with respect to distributions unless the holder:

     o is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see "Taxation of Non-U.S. Stockholders."


TAXATION OF TAX EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of shares of Class A common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

     o the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

     o we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

     o    either

          o    one pension trust owns more than 25% of the value of our shares;
               or

          o a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.


TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the shares of Class A common stock, including any reporting requirements.

     A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

     o a lower treaty rate applies and the non-U.S. stockholder files the required form evidencing eligibility for that reduced rate with us, or

     o the non-U.S. stockholder files the required form with us claiming that the distribution is effectively connected income.

     A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of its shares of Class A common stock. Instead, the distribution will reduce the adjusted basis of those shares of Class A common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of Class A common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of Class A common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on this distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold.

     A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of our Class A common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of such stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the shares of Class A common stock at all times during a specified testing period will not incur tax on such gain under FIRPTA if the shares of Class A common stock are "regularly traded" on an established securities market. Because the Class A common stock is regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA on gain from the sale of our Class A common stock unless it owns more than 5% of the Class A common stock. If the gain on the sale of the shares of Class A common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

     o the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

     o the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.


STATE AND LOCAL TAXES

     We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the shares of Class A common stock.

                                  UNDERWRITING

     Ferris, Baker Watts, Incorporated, Morgan Keegan & Company, Inc., J.J.B. Hilliard, W.L. Lyons, Inc. and Advest, Inc. are acting as the underwriters in this offering. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of shares set forth opposite their names below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the Class A common stock is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must take and pay for all of the shares of Class A common stock, other than those covered by the over-allotment option described below, if any of these shares are taken.




           UNDERWRITER                                   NUMBER OF SHARES
           -----------                                   -----------------
           Ferris, Baker Watts, Incorporated .........
           Morgan Keegan & Company, Inc. .............
           J.J.B. Hilliard, W.L. Lyons, Inc. .........
           Advest, Inc. ..............................
           Total .....................................       7,000,000
                                                             =========

     The following table shows the per share and total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,050,000 additional shares of Class A common stock.

                        NO EXERCISE     FULL EXERCISE
                       -------------   --------------
  Per share ..........       $                $
  Total ..............       $                $

     The underwriters propose to offer our Class A common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement. The underwriters may allow certain dealers a concession of not more
than $      per share. The underwriters also may allow, and those dealers may
reallow, a concession not in excess of $      per share to certain other
dealers.

     The shares of Class A common stock offered and sold in this offering will be listed on the New York Stock Exchange under the symbol "UBP.A".

     We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,050,000 additional shares of Class A common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares of Class A common stock covered by their option exercise.

     We expect to incur expenses of approximately $1,363,000 in connection with this offering. The expenses we expect to incur in this offering include an advisory fee of 1.0% of the gross proceeds of the offering payable to Ferris, Baker Watts, Incorporated for advisory services in connection with the evaluation, analysis and structuring of this offering as well as reimbursement of expenses incurred by the underwriters in connection with this offering.

     Pursuant to lock-up agreements, our directors and officers have agreed that they will not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock, or securities exchangeable or exercisable for or convertible into shares of our Class A common stock without the prior written consent of Ferris, Baker Watts, Incorporated for a period of 90 days from the date of this prospectus supplement. Bona fide gifts are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions.

     In addition, we have agreed that for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Ferris, Baker Watts, Incorporated, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock, or securities exchangeable or exercisable for or convertible into shares of our Class A common stock.

     During this lock-up period, we may, however:

     o issue shares of Class A common stock upon the exercise of certain outstanding warrants;

     o grant options to purchase Class A common stock and issue shares of Class A common stock upon the exercise of options pursuant to any existing stock option plan or arrangement or issue shares of Class A common stock in the ordinary course of business pursuant to our existing employee benefits plans;

     o issue shares of Class A common stock under our dividend reinvestment plan; and

     o issue shares of Class A common stock or partnership units convertible into Class A common stock to pay for properties we acquire from sellers who are not affiliates of ours;

so long as the recipients of such securities are also subject to the 90 day lock-up period.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with the offering, the underwriters may engage in certain transactions that stabilize the price of the Class A common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A common stock. If the underwriters create a short position in the Class A common stock in connection with the offering, that is, if they sell more than 7,000,000 shares, the underwriters may reduce that short position by purchasing our shares of Class A common stock in the open market. In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once begun, will not be discontinued without notice.


                                    EXPERTS

     Our consolidated financial statements and schedules incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended October 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The statement of revenues and certain expenses of the Ridgeway Property for the year ended December 31, 2001 which is included in our Current Report on Form 8-K dated June 7, 2002 has been audited by Friedman Alpren & Green LLP, independent public accountants, as set forth in their report included in our Current Report on Form 8-K dated June 7, 2002 and is incorporated by reference into this prospectus supplement and the accompanying prospectus. The statement is so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS


     The legality of the shares of Class A common stock offered in this offering will be passed upon by Miles & Stockbridge P.C., Baltimore, Maryland. The description of federal income tax consequences contained in the section of this prospectus supplement entitled "Federal Income Tax Consequences of Our Status as a REIT" is based upon an opinion of Coudert Brothers LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Hunton & Williams. Hunton & Williams will rely as to matters of Maryland law on the opinion of Miles & Stockbridge P.C.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. WE ARE OFFERING TO SELL CLASS A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR ANY SALE OF CLASS A COMMON STOCK.


                             PROSPECTUS SUPPLEMENT




A WARNING ABOUT FORWARD-LOOKING
   STATEMENTS ..........................     S-2
WHERE YOU CAN FIND MORE
   INFORMATION .........................     S-2
PROSPECTUS SUPPLEMENT SUMMARY ..........     S-4
RISK FACTORS ...........................     S-8
SELECTED CONSOLIDATED FINANCIAL
   AND OTHER DATA ......................     S-9
USE OF PROCEEDS ........................    S-14
MARKET PRICE OF AND DISTRIBUTIONS
   ON OUR CLASS A COMMON STOCK AND
   COMMON STOCK ........................    S-15
CAPITALIZATION .........................    S-16
OUR COMPANY ............................    S-17
MANAGEMENT .............................    S-21
FEDERAL INCOME TAX CONSEQUENCES
   OF OUR STATUS AS A REIT .............    S-25
UNDERWRITING ...........................    S-37
EXPERTS ................................    S-38
LEGAL OPINIONS .........................    S-39

             PROSPECTUS

ABOUT THIS PROSPECTUS ..................       3
OUR COMPANY ............................       3
RISK FACTORS ...........................       5
CERTAIN RATIOS .........................      12
USE OF PROCEEDS ........................      13
DESCRIPTION OF CAPITAL STOCK ...........      14
DESCRIPTION OF DEBT SECURITIES .........      27
CERTAIN PROVISIONS OF OUR CHARTER
   AND BYLAWS, MARYLAND LAW, OUR
   STOCKHOLDER RIGHTS PLAN, CHANGE
   OF CONTROL AGREEMENTS AND
   INDEMNIFICATION AGREEMENTS ..........      32
PLAN OF DISTRIBUTION ...................      38
EXPERTS ................................      39
LEGAL OPINIONS .........................      39
WHERE YOU CAN FIND MORE
   INFORMATION .........................      39



================================================================================

================================================================================





                     [URSTADT BIDDLE PROPERTIES INC. LOGO]










                                7,000,000 SHARES
                             CLASS A COMMON STOCK








             -----------------------------------------------------
                             PROSPECTUS SUPPLEMENT
             -----------------------------------------------------










                              FERRIS, BAKER WATTS
                                  Incorporated



                         MORGAN KEEGAN & COMPANY, INC.



                       J.J.B. HILLIARD, W.L. LYONS, INC.



                                  ADVEST, INC.







                                         , 2002

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JUNE 11, 2002

PROSPECTUS

                      [URSTADT BIDDLE PROPERTIES INC. LOGO]

                                 $150,000,000

                                 COMMON STOCK
                             CLASS A COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES

     We intend to issue from time to time (i) common stock, (ii) Class A common stock, (iii) preferred stock, (iv) depositary shares representing entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series and represented by depositary receipts and (v) debt securities, having an aggregate public offering price of up to $150,000,000. Our common stock, Class A common stock, preferred stock, depositary shares and debt securities (collectively referred to as our securities) may be offered in separate series, in amounts, at prices and on terms that will be determined at the time of sale and set forth in one or more supplements to this prospectus.


     Our common stock entitles the holder to one vote per share and our Class A common stock entitles the holder to 1/20th of one vote per share on all matters submitted to a vote of stockholders. Each share of our Class A common stock is also entitled to dividends in an amount equal to not less than 110% of the regular quarterly dividends paid on each share of our common stock.


     The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable (i) in the case of common stock and Class A common stock, the number of shares and initial offering price; (ii) in the case of preferred stock, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights, the initial public offering price and whether interests in the preferred stock will be represented by depositary shares; and (iii) in the case of debt securities, the specific designation, aggregate principal amount, currency, denominations, maturity, priority, interest rate, time of payment of interest, terms of redemption at our option or repayment at the option of the holder or for sinking fund payments, terms for conversion into or exchange for shares of our other securities, and the initial offering price. In addition, the specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

     The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement.

     Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

     Our common stock and our Class A common stock are listed on the New York Stock Exchange under the symbols "UBP" and "UBP.A," respectively.


     INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND THE RISK FACTORS CONTAINED IN THE PROSPECTUS SUPPLEMENT BEFORE BUYING ANY OFFERED SECURITIES.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this prospectus is     , 2002

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS


     This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain "forward-looking" statements as described in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements usually include words like "believes," "anticipates" and "expects" and describe our expectations for the future. Some of these expectations may not be met in important ways for a variety of reasons. We will describe these reasons under the heading "Risk Factors" in this prospectus and the applicable prospectus supplement and in the other reports we file with the Securities and Exchange Commission, and you should review them before you make any investment decision. We are not required to update any forward-looking statements we make and we may not make any updates.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The total dollar amount of the securities sold under this prospectus will not exceed $150 million.


     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date of the documents containing the information.


                                  OUR COMPANY


     We are a self-administered real estate investment trust, or REIT, which owns and manages income-producing commercial real estate investments. We have been in business and our common equity has been listed on the New York Stock Exchange since 1969 and we have paid 130 consecutive quarterly cash dividends to our stockholders since that time. Our funds from operations have increased from $7,653,000 in fiscal 1994 to $14,611,000 in fiscal 2001.

     Our primary investment focus is neighborhood and community shopping centers which are typically anchored by grocery and drug stores and located in suburban areas of the northeastern United States, with a primary concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New York. We currently own 14 neighborhood and community shopping centers, three mixed-use (retail/office) properties and five office buildings, one of which contains our corporate headquarters, in the northeastern United States. We refer to these 22 properties, which contain
2.2 million square feet of space, as our "core properties." As of June 10, 2002, our core properties collectively had 394 tenants and were 96% leased based upon square footage.

     We also own four non-core properties located outside of the northeastern United States consisting of one office building, one retail property and two industrial properties. As of June 10, 2002, the retail and industrial properties were 100% leased based upon square footage. The office building was 70% leased based on square footage. Our strategy is to sell our non-core properties opportunistically over the next several years and re-deploy the proceeds of sale into acquisitions of properties located principally in our primary markets of Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.

     Our investment objective is to increase the cash flow and, consequently, the value of our properties, and to seek continued growth through (i) strategic re-leasing, renovation and expansion of our existing properties, and (ii) selective acquisition of income-producing properties, primarily neighborhood and community shopping centers, in our targeted geographic region. We may also invest in other types of real estate and real estate-related assets in our targeted and other geographic regions from time to time.


     We are owners and operators of income-producing real estate and not real estate developers. We invest in properties where we believe cost-effective expansion and renovation programs, combined with effective leasing and operating strategies, can improve the existing properties' value while providing superior current economic returns. We believe that investment in and operation of commercial real estate is a local business and we focus our investments in areas where we have strong knowledge of the local markets. Our home office is located in Greenwich, Connecticut, at the center of the region representing our primary investment focus. All of the members of our senior management team and a majority of our directors live in the areas where our core assets are located.

     Our offices are located at 321 Railroad Avenue, Greenwich, Connecticut 06830. Our telephone number is (203) 863-8200.

                                  RISK FACTORS

     An investment in our securities involves a number of risks. Before making an investment decision, you should carefully consider all of the risk factors described in this prospectus and the applicable prospectus supplement. If any of the risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the market price of our securities could decline significantly and you may lose all or part of your investment.

Our business strategy is mainly concentrated in one type of commercial property and in one geographic location.

     Our primary investment focus is neighborhood and community shopping centers located in the northeastern United States, with a concentration in Fairfield County, Connecticut, and Westchester and Putnam Counties, New York. Various factors may adversely affect a shopping center's profitability. These factors include circumstances that affect consumer spending, such as general economic conditions, economic business cycles, rates of employment, income growth, interest rates and general consumer sentiment. These factors could have a more significant localized effect on the areas where our core properties are concentrated. As a result, we may be exposed to greater risks than if our investment focus was based on more diversified types of properties and in more diversified geographic areas. In addition, although we generally invest between $5 million and $35 million in property interests, we have no limit on the size of our investments. Our recent acquisition of the Ridgeway property, for example, was an approximately $90 million acquisition, our largest to date. If in the future we buy larger property interests than we historically have, our portfolio will be concentrated in a smaller number of assets, increasing the risk to stockholders.

We are dependent on anchor tenants in many of our retail properties.

     Several of our retail properties are dependent on a major or anchor tenant. If we are unable to renew any lease we have with the anchor tenant at one of these properties upon expiration of the current lease, or re-lease the space to another anchor tenant of similar or better quality upon expiration of the current lease on similar or better terms, we could experience material adverse consequences such as higher vacancy, re-leasing on less favorable economic terms, reduced net income and reduced funds from operations. In addition, other tenants may not be attracted to these properties without an anchor tenant. Under certain circumstances, certain of our anchor tenants may be able to cease operations at our properties while continuing to pay rent. Failure to have an operating anchor tenant could reduce the attractiveness of our properties to other prospective tenants and could adversely affect the business of existing tenants. Similarly, if one or more of our anchor tenants goes bankrupt, we could experience material adverse consequences like those described above. There can be no assurance that our anchor tenants will renew their leases when they expire or will be willing to renew on similar economic terms.

We face potential difficulties or delays in renewing leases or re-leasing space.

     We derive most of our income from rent received from our tenants. Although our properties currently have favorable occupancy rates, we cannot predict that current tenants will renew their leases upon the expiration of their terms. In addition, we cannot predict that current tenants will not attempt to terminate their leases prior to the expiration of their current terms. If this occurs, we may not be able to locate qualified replacement tenants and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Even if tenants decide to renew their leases, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. Additionally, properties we may acquire in the future may not be fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. As a result, our ability to make distributions to our stockholders could be adversely affected.

Our business strategy includes the acquisition of properties, which may be hindered by various circumstances.

     We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than ours. In addition, our competitors may be willing to accept lower returns on their investments. If our competitors prevent us from buying the properties that we have targeted for acquisition, we may not be able to meet our property acquisition and development goals. We may incur costs on unsuccessful acquisitions that we will not be able to recover. The operating performance of our property acquisitions may also fall short of our expectations, which could adversely affect our financial performance.

Leverage can reduce cash available for distribution and cause losses.

     Our Charter does not limit the amount of indebtedness we may incur although we may not exceed certain debt to capitalization ratios without the consent of our preferred stockholders. Using debt, whether with recourse to us generally or only with respect to a particular property, to acquire properties creates an opportunity for increased net income, but at the same time creates risks. For example, variable rate debt can reduce the cash available for distribution to stockholders in periods of rising interest rates. We use debt to fund investments only when we believe it will enhance our risk-adjusted returns. However, we cannot be sure that our use of leverage will prove to be beneficial. Moreover, when our debt is secured by our assets, we can lose those assets through foreclosure if we do not meet our debt service obligations. While we generally attempt to minimize the use of variable rate mortgage debt whenever possible, we could experience circumstances where variable rate mortgage debt is our only economically viable option.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of properties, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

Construction risks could adversely affect our profitability.

     We currently are renovating some of our properties and may in the future renovate other properties, including tenant improvements required under leases. Our renovation and related construction activities may expose us to certain risks. We may incur renovation costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that are unexpected. We also may be unable to complete renovation of a property on schedule, which could result in increased debt service expense or construction costs. Additionally, the time frame required to recoup our renovation and construction costs and to realize a return on such costs can often be significant.

Uninsured and underinsured losses may affect the value of, or return from, our property interests.

     Our properties, and the properties securing our loans, have comprehensive insurance in amounts we believe are sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are certain types of losses, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable for us to use insurance proceeds to replace a damaged or destroyed property. If any of these or similar events occurs, it may reduce our return from an affected property and the value of our investment.

The real estate business is highly competitive.

     We compete for real estate investments with all types of investors, including domestic and foreign corporations, financial institutions, other real estate investment trusts and individuals. Many of these competitors have greater resources than we do. Our shopping centers compete for tenants with other regional, community or neighborhood shopping centers in the respective areas where our retail properties are located. Our office buildings compete for tenants with office buildings throughout the areas in which they are located.

The value of our property interests depends on conditions beyond our control.

     Real property investments are illiquid and subject to varying degrees of risk. Yields from our real properties depend on their net income and capital appreciation. We are particularly dependent on the Connecticut and New York market due to the concentration of a majority of our real estate assets in this area. Real property income and capital appreciation may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses and other factors beyond our control. General and local economic conditions may be adversely affected by circumstances like the terrorist incidents that occurred in New York and Washington D.C. in September 2001. We are unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on our company or on the market price of our securities. The value of our real property may also be adversely affected by factors such as costs of complying with regulations and liability under applicable environmental laws, interest rate changes and the availability of financing. Income from a property will be adversely affected if a large tenant is, or a significant number of tenants are, unable to pay rent or if available space cannot be rented on favorable terms. Operating and other expenses of our properties, particularly significant expenses such as debt payments, real estate taxes and maintenance costs, generally do not decrease when income decreases and, even if revenues increase, operating and other expenses may increase faster than revenues.

Our Board of Directors may change our investment and operational policies without stockholder consent.

     Our Board of Directors determines our investment and operational policies and, in particular, our investment policies. Our Board of Directors may amend or revise our investment and operational policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies without a vote of or notice to our stockholders. Investment and operational policy changes could adversely affect the market price of our securities and our ability to make distributions to our stockholders.

We are dependent on key personnel.

     We depend on the services of our existing senior management to carry out our business and investment strategies. As we expand, we will continue to need to attract and retain qualified additional senior management. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We are the general partner of limited partnerships and may become liable for the debts and other obligations of these partnerships beyond the amount of our investment.

     Three of our properties are owned by limited partnerships for which we are the general partner. As a general partner of these limited partnerships, we are liable for the limited partnerships' debts and other obligations. If these limited partnerships are unable to pay their debts and other obligations we will be liable for such debts and other obligations beyond the amount of our investment in these limited partnerships.

Real properties with environmental problems may create liabilities for us.

     The existence of hazardous or toxic substances on a property will adversely affect its value and our ability to sell or borrow against the property. Contamination of a real property by hazardous substances or toxic wastes not only may give rise to a lien on that property to assure payment of the cost of remediation, but also can result in liability to owners, operators or lenders for that cost. Many environmental laws impose liability whether a person knows of, or is responsible for, the contamination. In addition, if a property owner arranges for the disposal of hazardous or toxic substances at another site, it may be liable for the costs of cleaning up and removing those substances from the site, even if it neither owned nor operated the disposal site. Environmental laws may require us to incur substantial expenses and may materially limit our use of our properties. In addition, future or amended laws, or more stringent interpretations or enforcement policies of existing environmental requirements, may increase exposure to environmental liability.

Compliance with the Americans with Disabilities Act could be costly.

     Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements for access and use by disabled persons. We believe that our properties substantially comply with the requirements of the Americans with Disabilities Act. However, a determination that these properties do not comply with the Americans with Disabilities Act could result in liability for both governmental fines and damages to private parties. If we were required to make unanticipated major modifications to comply with the Americans with Disabilities Act, it could adversely affect our ability to make distributions to stockholders.

We will be taxed as a regular corporation if we fail to maintain our REIT status.

     Since our founding in 1969, we have operated, and intend to continue to operate, in a manner that enables us to qualify as a real estate investment trust, or REIT, for federal income tax purposes. However, the federal income tax laws governing REITs are complex. We have received an opinion of counsel that we qualify as a REIT based on our current operations and on certain assumptions and representations concerning future operations. Opinions of counsel are not binding on the Internal Revenue Service or any court. The opinion only represents the view of counsel based on counsel's review and analysis of existing law. Furthermore, our continued qualification as a REIT will depend on our satisfaction of the asset, income, organizational, distribution and stockholder ownership requirements of the Internal Revenue Code on a continuing basis. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In addition, distributions to stockholders would not be deductible in computing our taxable income. Corporate tax liability would reduce the amount of cash available for distribution to stockholders which, in turn, would reduce the market price of our securities. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Failure to make required distributions would subject us to tax.

     In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

     o    85% of our ordinary income for that year;

     o    95% of our capital gain net income for that year; and

     o    100% of our undistributed taxable income from prior years.

     We have paid out, and intend to continue to pay out, our income to our stockholders in a manner intended to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% tax in a particular year.

Gain on disposition of assets deemed held for sale in the ordinary course is subject to 100% tax.

     If we sell any of our assets, the Internal Revenue Service may determine that the sale is a disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from this kind of sale generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances of the sale. Although we will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be so characterized, we cannot assure you that we will be able to do so.

Our ownership limitation may restrict business combination opportunities.

     To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year. To preserve our REIT qualification, our Charter generally prohibits any person from owning more than 7.5% of the value of all of our outstanding capital stock and provides that:

     o    a transfer that violates the limitation is void;

     o    a transferee gets no rights to the shares that violate the limitation;

     o shares transferred to a stockholder in excess of the ownership limitation are automatically converted, by operation of law, into shares of "Excess Stock;" and

     o the Excess Stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limitation.

We may also redeem Excess Stock at a price which may be less than the price paid by a stockholder.

     Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limitation does not apply to Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, who beneficially owns 34.4% and 3.3% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 32.1% of our outstanding voting interests. In addition, our directors and executive officers, as a group, hold approximately 47.2% of our outstanding voting interests through their beneficial ownership of our common stock and Class A common stock. The ownership limitation may discourage a takeover or other transaction that our stockholders believe to be desirable.

Certain provisions in our Charter and Bylaws and Maryland law may prevent or delay a change of control or limit our stockholders from receiving a premium for their shares.

     Our Charter and Bylaws and Maryland law contain the following provisions:

     o Our Board of Directors is divided into three classes, with directors in each class elected for three-year staggered terms.

     o Our directors may be removed only for cause upon the vote of the holders of two-thirds of the voting power of our common equity securities.

     o Our stockholders may act by written consent only if all stockholders entitled to vote execute such written consent.

     o Our stockholders may call a special meeting of stockholders only if the holders of a majority of the voting power of our common equity securities requests such a meeting in writing.

     o Our stockholders who wish to make proposals or nominate directors must comply with certain advance notification requirements.

     o Any consolidation, merger, share exchange or transfer of all or substantially all of our assets must be approved by (a) a majority of our directors who are currently in office or who are approved or recommended by a majority of our directors who are currently in office (the "Continuing Directors") and (b) the holders of two-thirds of the voting power of our common equity securities.

     o Certain provisions of our Charter may only be amended by (a) a vote of a majority of our Continuing Directors and (b) the holders of two-thirds of the voting power of our common equity securities. These provisions relate to the election, classification and removal of directors, the ownership limit and the stockholder vote required for certain business combination transactions.

     These provisions could delay, defer or prevent a transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests.

     In view of the common equity securities controlled by Mr. Charles J. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block approval of any proposal which requires a vote of our stockholders.

Our preferred stock may deter a change in control.

     Our Charter authorizes our Board of Directors to issue preferred stock, to establish the preferences and rights of any preferred stock issued, to classify any unissued preferred stock and reclassify any previously classified but unissued preferred stock without stockholder approval. We currently have 20,000,000 shares of preferred stock authorized, of which 150,000 shares of Series B Senior Cumulative preferred stock are issued and outstanding. The terms of our Series B preferred stock contain change of control provisions which, under certain circumstances, may require us to pay a substantial premium above the liquidation preference if we repurchase the Series B preferred stock when a change of control occurs. This may deter changes of control of our company because of the increased cost for a third party to acquire control.

Our stockholder rights plan could deter a change of control.

     We have adopted a stockholder rights plan. This plan will generally deter a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (i) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (ii) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or certain exempt persons), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value. This would substantially reduce the value and influence of the stock owned by the acquiring person. Our Board of Directors can prevent the plan from operating by approving the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in us. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.

Maryland anti-takeover statutes may restrict business combination opportunities.

     As a Maryland corporation, we are subject to various provisions of Maryland law that impose restrictions and require affected persons to follow specified procedures with respect to certain takeover offers and business combinations, including combinations with persons who own 10% or more of our outstanding shares. These provisions of Maryland law could delay, defer or prevent a transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests. In view of the common equity securities controlled by Mr. Charles J. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block a proposal respecting a business combination under these provisions of Maryland law.

Maryland law also eliminates the voting rights of shares deemed to be "control shares."

     Under Maryland law, "control shares" are those which, when aggregated with any other shares held by the acquiror, allow the acquiror to exercise voting power within specified ranges. Shares acquired in a control share acquisition have no voting rights, except to the extent approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter, excluding all interested shares. The control share provisions of Maryland law could delay, defer or prevent a transaction or a change of control in which our stockholders might otherwise receive a premium for their shares above then-current market prices or might otherwise deem to be in their best interests.

We have exceptions to the "business combinations" and "control share" provisions of Maryland law.

     As permitted by Maryland law, our Charter and Bylaws provide that the "control shares" and "business combinations" provisions of Maryland law described above will not apply to acquisitions of those shares by Mr. Charles
J. Urstadt or to transactions between us and Mr. Urstadt or any of his affiliates. Consequently, unless such exemptions are amended or repealed, we may in the future enter into business combinations or other transactions with Mr. Urstadt or any of his affiliates without complying with the requirements of Maryland anti-takeover laws.

Additional issuances of equity securities could dilute stockholder interests.

     Our Charter authorizes our Board of Directors to issue additional shares of our common stock, Class A common stock and preferred stock without stockholder approval. Any additional issuances of common stock, Class A common stock or preferred stock could have the effect of diluting the interests of our then-existing holders of Class A common stock.

Our change of control agreements could deter a change of control.

     We have entered into change of control agreements with each of our executives providing for the payment of money to these executives upon the occurrence of our change of control as defined in these agreements. If, within 18 months following a change of control, we terminate the executive's employment other than for cause, or if the executive elects to terminate his employment with us for reasons specified in the agreement, we will make a severance payment equal to a portion of the executive's base salary, together with medical and other benefits. In the case of Messrs. Charles J. Urstadt, Willing L. Biddle, James R. Moore and Raymond P. Argila, we will make a payment equal to their respective annual salaries plus benefits. Based upon their current salary and benefit levels, this provision would result in payments totaling $960,000 to Messrs. Urstadt, Biddle, Moore and Argila, in the aggregate. These agreements may deter changes of control of our company because of the increased cost for a third party to acquire control.

                                CERTAIN RATIOS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown:


                                                 SIX MONTHS ENDED
                                                     APRIL 30,                          YEAR ENDED OCTOBER 31,
                                               ---------------------   ---------------------------------------------------------
                                                  2002        2001        2001        2000        1999        1998        1997
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Ratio of earnings to fixed charges .........       4.66        2.96        3.20        2.97        3.25        4.16        3.53
Ratio of earnings to combined fixed charges
 and preferred stock dividends .............       3.24        1.71        1.88        1.70        1.80        2.06        3.53



     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For purposes of computing these ratios, earnings consist of net income reduced by the equity in earnings of unconsolidated joint ventures, plus fixed charges. Fixed charges consists of interest expense.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from any sale of securities offered by this prospectus to acquire income producing properties consistent with our current business strategy and to fund renovations on, or capital improvements to, our existing properties, including tenant improvements. We intend to focus our acquisition activities on neighborhood and community shopping centers primarily located in the northeastern United States, with a concentration on Fairfield County, Connecticut, and Westchester and Putnam Counties, New York.

     Pending the use of the net proceeds for acquisitions of properties, we may use the net proceeds to reduce amounts outstanding, if any, under our revolving credit facilities and make investments in short-term income producing securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Under our Charter we may issue up to 30,000,000 shares of common stock, 40,000,000 shares of Class A common stock, 20,000,000 shares of preferred stock and 10,000,000 shares of Excess Stock. At June 10, 2002, we had outstanding 6,375,478 shares of common stock, 10,383,187 shares of Class A common stock, 150,000 shares of Series B Senior Cumulative preferred stock and no shares of Excess Stock. We have reserved 302,704 shares of common stock and 282,696 shares of Class A common stock for outstanding grants and future issuance under our employee stock option plan, 150,420 shares of common stock and 171,617 shares of Class A common stock for issuance under our dividend reinvestment and share purchase plan, no shares of common stock, 163,700 shares of Class A common stock and 350,000 shares which, at our Compensation Committee's discretion, may be awarded in any combination of shares of common stock or Class A common stock for issuance under our restricted stock plan and 54,553 shares of common stock and 309,650 shares of Class A common stock upon redemption of operating partnership interests.


DESCRIPTION OF COMMON STOCK AND CLASS A COMMON STOCK

Voting

     Under our Charter, holders of our common stock are entitled to one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Holders of our Class A common stock are entitled1/20th of one vote per share on all matters submitted to the common stockholders for vote at all meetings of stockholders. Except as otherwise required by law or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of our capital stock, holders of common stock and Class A common stock vote together as a single class, and not as separate classes, on all matters voted upon by our stockholders. The holders of our Class A common stock, as a group, control 7.4% of the voting power of our common equity securities and the holders of our common stock, as a group, control 92.6% of the voting power of our common equity securities. Therefore, holders of our common stock have sufficient voting power to approve or disapprove all matters voted upon by our stockholders, including any proposal that could affect the relative dividend or other rights of our common stock and Class A common stock.

Dividends and Distributions


     Subject to the requirements with respect to preferential dividends on any of our preferred stock, dividends and distributions are declared and paid to the holders of common stock and Class A common stock in cash, property or other securities of the Company (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of common stock and each share of Class A common stock has identical rights with respect to dividends and distributions, subject to the following: (i) with respect to regular quarterly dividends, each share of Class A common stock entitles the holder thereof to receive not less than 110% of amounts paid on each share of common stock, the precise amount of such dividends on the Class A common stock being subject to the discretion of our Board of Directors; (ii) a stock dividend on the common stock may be paid in shares of common stock or shares of Class A common stock; and (iii) a stock dividend on shares of Class A common stock may be paid only in shares of Class A common stock. If a stock dividend on the common stock is paid in shares of common stock, we are required to pay a stock dividend on the Class A common stock in a proportionate number of shares of Class A common stock. The dividend provisions of the common stock and Class A common stock provide our Board of Directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

Mergers and Consolidations


     In the event we merge, consolidate or combine with another entity (whether or not we are the surviving entity), holders of shares of Class A common stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of common stock in that transaction.


Liquidation Rights


     Holders of common stock and Class A common stock have the same rights with respect to distributions in connection with a partial or complete liquidation of our Company.


Restrictions on Ownership and Transfer


     We have the right to refuse transfers of capital stock that could jeopardize our qualification as a REIT and to redeem any shares of capital stock in excess of 7.5% of the value of our outstanding capital stock beneficially owned by any person (other than an exempted person).


Transferability

     The common stock and Class A common stock are freely transferable, and except for the ownership limit and federal and state securities laws restrictions on our directors, officers and other affiliates and on persons holding "restricted" stock, our stockholders are not restricted in their ability to sell or transfer shares of the common stock or Class A common stock.

Sinking Fund, Preemptive, Subscription and Redemption Rights


     Neither the common stock nor the Class A common stock carries any sinking fund, preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock.


Transfer Agent and Registrar


     The transfer agent and registrar for the common stock and Class A common stock is The Bank of New York.



DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of preferred stock offered by a prospectus supplement will be described in that prospectus supplement. The description set forth below is subject to and qualified in its entirety by reference to our Charter fixing the preferences, limitations and relative rights of a particular series of preferred stock.

General

     Under our Charter, our Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 20,000,000 shares of preferred stock, in such series, with such preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption, as may be fixed by our Board of Directors. As a result, our Board of Directors may afford the holders of any series or class of preferred stock preferences, powers, and rights, voting or otherwise, senior to the rights of holders of our common stock and our Class A common stock.


     The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the applicable prospectus supplement. You should refer to the prospectus supplement relating to the particular series of preferred stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of the preferred stock and the number of shares offered; (ii) the price at which the series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of the series; (v) any conversion provisions of the series; and
(vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement and subject to the rights of the holders of our existing preferred stock, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock and our Class A common stock.

     We currently have 150,000 shares of 8.99% Series B Cumulative preferred stock (the "Series B preferred stock") outstanding. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B preferred stock, we may not issue more than 100 additional shares of Series B preferred stock or any equity securities which rank senior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up. For further discussion of the rights of the Series B preferred stock, see "Description of Class B Senior Cumulative Preferred Stock" below.


Dividend Rights


     Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the applicable prospectus supplement. The rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     The applicable prospectus supplement may provide that, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our common stock or our Class A common stock, other than a dividend payable in common stock or Class A common stock, unless the accrued dividends on each series of preferred stock have been fully paid or declared and set apart for payment and we shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of preferred stock.

     The applicable prospectus supplement may provide that, when dividends are not paid in full upon a series of preferred stock and any other series of preferred stock ranking on a parity as to dividends with that series of preferred stock, all dividends declared upon the series of preferred stock and any other series of preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on the series of preferred stock and the other series will in all cases bear to each other the same ratio that accrued dividends per share on the series of preferred stock and the other series bear to each other.

     Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement, which may be based upon one or more methods of determination. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets in excess of the specified dividend and liquidation rights.


Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to stockholders the amount stated or determined on the basis set forth in the applicable prospectus supplement. These amounts may include accrued dividends, if the liquidation, dissolution or winding up is involuntary, or may equal the current redemption price per share for the series

(otherwise than for the sinking fund, if any, provided for such series), if the liquidation, dissolution or winding up is voluntary. These amounts will be paid to the holders of preferred stock on the preferential basis set forth in the applicable prospectus supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the amounts payable with respect to preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with the series of preferred stock are not paid in full, the holders of preferred stock of the series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable prospectus supplement. The rights, if any, of the holders of any series of preferred stock to participate in our assets remaining after the holders of other series of preferred stock have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of our affairs will be described in the applicable prospectus supplement.

Redemption


     A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, at the redemption prices and for the types of consideration set forth in the applicable prospectus supplement. The prospectus supplement for a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series preferred stock, we deposit with a designated bank funds sufficient to redeem the preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the rights, if any, to convert the shares into other classes of our stock. The redemption price will be stated in the applicable prospectus supplement. Except as indicated in the applicable prospectus supplement, the preferred stock will not be subject to any mandatory redemption at the option of the holder.


Sinking Fund


     The prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.


Conversion and Preemptive Rights


     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or redeemable for shares of common stock, our Class A common stock or another series of preferred stock. Except as indicated in the applicable prospectus supplement, the preferred stock will have no preemptive rights.


Voting Rights


     Except as indicated in the applicable prospectus supplement relating to a particular series of preferred stock, or except as expressly required by law, a holder of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of preferred stock are entitled to vote.


Transfer Agent and Registrar


     The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

Other


     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or our Class A common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock or our Class A common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock or our Class A common stock.



DESCRIPTION OF SERIES B SENIOR CUMULATIVE PREFERRED STOCK

General


     In January 1998, we issued 350,000 shares of the Series B preferred stock to three investors in a private placement for aggregate proceeds of $35,000,000. On November 30, 2001, we repurchased 200,000 of these shares for $16,050,000. 150,000 shares of our Series B preferred stock remain outstanding.


Maturity


     The Series B preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.


Rank


     With respect to the payment of dividends and amounts upon liquidation, the Series B preferred stock ranks senior to the common stock and Class A common stock and to all equity securities we issue ranking junior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up and will rank equally with all equity securities we issue which specifically provide that the equity securities rank equally with the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up. Without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B preferred stock, we may not issue more than 100 additional shares of Series B preferred stock or any equity securities which rank senior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.


Dividends

     Dividends on the Series B preferred stock are cumulative from January 8, 1998, the date of original issue, and are payable quarterly on January 31, April 30, July 31 and October 31 of each year, to stockholders of record on the applicable record date determined each quarter by our Board of Directors for the quarterly periods ended January 31, April 30, July 31 and October 31, as applicable, at the rate of 8.99% per annum of the Liquidation Preference (as defined below) (the "Initial Dividend Yield"). If we violate the Fixed Charge Coverage Ratio Covenant (as defined below) or the Capitalization Ratio Covenant (as defined below), and fail to cure this violation on or before the second succeeding dividend payment date, the Initial Dividend Yield will be increased to 2.0% over the Initial Dividend Yield (the "First Default Dividend Yield") as of that second succeeding dividend payment date. If we remain in violation of either the Fixed Charge Ratio Covenant or the Capitalization Ratio Covenant on four consecutive dividend payment dates after the initial violation of either covenant, the Dividend Yield (the "Dividend Yield") will increase to the greater of (i) the Discount Rate (as defined below) plus 7.0% or (ii) 15% (the "Second Default Dividend Yield") as of that fourth consecutive dividend payment date. The First Default Dividend Yield and the Second Default Dividend Yield will revert back to the Initial Dividend Yield if we remain in compliance with the Fixed Charge Coverage Ratio Covenant and the Capitalization Ratio Covenant on two consecutive dividend payment dates after the First Default Dividend Yield or Second Default Dividend Yield takes effect.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $100 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment.

Redemption


     Except in certain circumstances relating to preservation of our status as a REIT under the Internal Revenue Code, and to a change of control involving the Company, the Series B preferred stock is not redeemable before January 8, 2008 (the "Tenth Anniversary Date"). On and after the Tenth Anniversary Date, the Series B preferred stock is redeemable for cash at our option, in whole or in part, at a redemption price of $100 per share, plus dividends accrued and unpaid at the redemption date (whether or not declared), without interest.


Change of Control

     In the event we experience a change of control, each holder of shares of Series B preferred stock has the right, at the holder's option, to require us to repurchase all or any part of the holder's Series B preferred stock at a repurchase price of $100 per share, plus all accrued and unpaid dividends on the shares, if any, up to the date fixed for repurchase, without interest, subject to the Maryland General Corporation Law. In the event we experience a change of control, we have the right, at our option, to redeem all or any part of the shares of each holder of Series B preferred stock (i) before the Tenth Anniversary Date, at the Make-Whole Price (as defined below) and (ii) on or after the Tenth Anniversary Date, at the redemption price of $100 per share, plus all accrued and unpaid dividends on the shares, if any, without interest, pursuant to the procedures applicable to other redemptions of shares of Series B preferred stock.

Voting Rights


     Holders of Series B preferred stock generally have no voting rights. However, whenever dividends on any shares of Series B preferred stock are in arrears for three or more quarterly periods within any five-year period, whether or not the quarterly periods are consecutive, the holders of the shares (subject to certain restrictions in the case of entities regulated by the Bank Holding Company Act of 1956) are entitled to elect, voting separately as a class with all other shares of Parity Preferred (as defined below) upon which like voting rights have been conferred and are exercisable, two additional directors of our Board of Directors until all dividends accumulated on the shares of Series B preferred stock have been fully paid or declared and a sum sufficient for the payment of the dividends is set aside for payment. Without the affirmative vote or consent of at least two-thirds of the outstanding Series B preferred stock, we may not (i) effect any voluntary termination of our status as a REIT, (ii) effect certain changes to the terms of the Series B preferred stock that would be materially adverse to the rights of the holders of the Series B preferred stock (including, without limitation, the issuance of more than 100 additional shares of Series B preferred stock) or (iii) enter into or undertake any Senior Obligations (as defined below) at any time during which we are in violation of the Fixed Charge Ratio Covenant or the Capitalization Ratio Covenant. Without the affirmative vote or consent of all of the outstanding Series B preferred stock, we may not effect changes to certain terms of the Series B preferred Stock, including among others, the Initial Dividend Yield, the Liquidation Preference, the Dividend Payment Dates and the Make-Whole Price (all as defined below). Moreover, without the affirmative vote or consent of at least 85% of the outstanding Series B preferred stock, subject to certain conditions, we may not effect changes to certain terms of the Series B preferred stock related to the Fixed Charge Coverage Ratio Covenant and the Capitalization Ratio Covenant.


Conversion


     The Series B preferred stock is not convertible into or exchangeable for any other securities or property of the Company.

Certain Covenants


     The Articles Supplementary of the Series B preferred stock provide that so long as any share of Series B preferred stock remains outstanding, we may not permit (i) the Fixed Charge Coverage Ratio (as defined below) for the period comprised of our two most recently completed fiscal quarters immediately preceding the date of determination to be less than 1.30 (the "Fixed Charge Coverage Ratio Covenant") or (ii) the Capitalization Ratio (as defined below) to exceed 0.55 (the "Capitalization Ratio Covenant").

     We may not enter into or undertake any Senior Obligation which results in a violation of the Fixed Charge Coverage Ratio Covenant or the Capitalization Ratio Covenant, compliance with the covenants being determined (i) in the case of the Fixed Charge Coverage Ratio Covenant, after giving effect on a pro forma basis to any such Senior Obligation as if the Senior Obligation had been issued on the first day of the Calculation Period (as defined below), and (ii) in the case of the Capitalization Ratio Covenant, as of the end of our fiscal quarter immediately preceding our fiscal quarter in which the Senior Obligation is issued or undertaken, after giving effect on a pro forma basis to any such Senior Obligation as if the Senior Obligation had been issued on the first day of the immediately preceding quarter.


Restrictions on Ownership and Transfer


     We have the right to refuse transfers of capital stock that could jeopardize our qualification as a REIT and to redeem any shares of capital stock in excess of 7.5% of the value of our outstanding capital stock beneficially owned by any person. Pursuant to a Subscription Agreement executed between us and the initial holders of the Series B preferred stock (the "Subscription Agreement"), we and the holders agreed that if, at any time prior to the Listing Date (as defined below), we determine that we intend to revoke the exemption granted to a certain initial holder of the Series B preferred stock which permits the holder to own shares of Series B preferred stock in excess of 7.5% of the value of outstanding capital stock (the "Ownership Limit"), (i) we have an obligation to purchase from the holder, and the holder has an obligation to sell to us, the shares of Series B preferred stock in excess of the Ownership Limit at the Make-Whole Price, and (ii) we have an obligation to purchase from each other holder of Series B preferred stock, and each other holder has an obligation to sell to us, a pro rata number of the shares of Series B preferred stock held by each other holder at that time. Each and every transferee of shares of Series B preferred stock will be required, as a condition to transfer, to agree to be bound by any obligations of the transferor.

     In addition, the Series B preferred stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and pending the registration may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


Registration Rights


     Pursuant to a Registration Rights Agreement (as amended, the "Registration Rights Agreement") between our Company and the holders of the Series B preferred stock, upon receipt of a written request from a holder of the Series B preferred stock, we are required to file and use our reasonable best efforts to cause to become effective a Registration Statement with the Commission under the Securities Act with respect to the Series B preferred stock within ninety days after the receipt of the written request.


Listing


     Pursuant to the Registration Rights Agreement, if any Registration Statement relating to the offer and sale of the outstanding Series B preferred stock is declared effective by the Commission, we must use our reasonable efforts to cause the listing of the Series B preferred stock on the New York Stock Exchange, Inc. (the "NYSE") or, if the Series B preferred stock is not then eligible for listing on the NYSE, to apply for listing of the Series B preferred stock on the American Stock Exchange,

Inc. (the "AMEX") or, if the Series B preferred stock is not then eligible for listing on the AMEX, to apply for quotation of the Series B preferred stock through the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") (the date of any such listing, the "Listing Date").



Certain Series B Preferred Stock Definitions


     "Calculation Period" means, as of any date of determination, the period comprised of our two most recently completed fiscal quarters immediately preceding our fiscal quarter in which that date of determination occurs.

     "Capitalization Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) the aggregate amount of our debt and
(B) the aggregate amount of our preferred stock by (ii) the sum of (A) the aggregate amount of our debt, (B) the aggregate amount of our preferred stock,
(C) the aggregate amount of capital (including surplus) which in accordance with generally accepted accounting principles would be reflected on our balance sheet in connection with our common equity securities as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs and (D) our accumulated depreciation as set forth on our balance sheet as of the end of the quarter immediately preceding our fiscal quarter in which that date of determination occurs.

     "Discount Rate" means, as of any date of determination, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second business day preceding that date of determination on the display designated as "Page 678" on the Telerate Access Service (or any other display that may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a 30-year maturity as of that date of determination, or (ii) if the yields are not reported at that time or the yields reported at that time are not ascertainable, the Treasury Constant Maturity Series Yields reported for the latest day for which the yields have been so reported as of the second business day preceding the date of determination in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a 30-year constant maturity as of that date of determination.

     "Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio obtained by dividing (i) the sum of (A) Interest Expense for the Calculation Period and (B) Funds From Operations for the Calculation Period by
(ii) the sum of (A) Interest Expense for the Calculation Period and (B) Preferred Dividends for the Calculation Period; provided, however, that (x) if we have issued any debt or preferred stock since the beginning of the Calculation Period that remains outstanding or (y) if the transactions giving rise to the need to calculate the Fixed Charge Coverage Ratio is an issuance of debt or preferred stock, or both (x) and (y), Interest Expense and Preferred Dividends for the Calculation Period shall be calculated after giving effect on a pro forma basis to the debt or preferred stock as if the debt or preferred stock had been issued on the first day of the Calculation Period and the discharge of any other debt or preferred stock refinanced, refunded, exchanged or otherwise discharged with the proceeds of the new debt or preferred stock as if any such discharge had occurred on the first day of the Calculation Period.

     "Funds From Operations" means, with respect to any fiscal quarter, (a) our net income for that quarter, plus (b) any loss resulting from the restructuring of debt, or sale of property during that period, minus (c) any gain resulting from the restructuring of debt, or sale of property during that period, plus
(d) depreciation and amortization of properties (including with respect to trade fixtures and tenant allowances or improvements which are a part thereof and capitalized leasing expenses, such as leasing commissions), and adjusted to take into account (i) the results of operations of any unconsolidated joint venture or partnership calculated to reflect funds from operations on the same basis and (ii) any unusual and non-recurring items which otherwise would materially distort the comparative measurement of Funds From Operations for different fiscal periods. Funds From Operations shall be determined in accordance with the March 1995 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the date of issuance of the Series B preferred stock.

     "Interest Expense" means, for any period, our total interest expense, including (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under hedging obligations (including amortization of fees), and (vii) interest actually paid by us under any guarantee of debt or other obligation of any other person.

     "Make-Whole Price" means, for any share of Series B preferred stock, as of any date of determination, the sum of (i) the present value as of that date of determination of all remaining scheduled dividend payments of that share of Series B preferred stock until the Tenth Anniversary Date, discounted by the Discount Rate, (ii) the Liquidation Preference and (iii) all accrued and unpaid dividends thereon to that date of determination.

     "Parity Preferred" means all other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable.

     "Preferred Dividends" means dividends accrued in respect of all preferred stock held by persons other than us.

     "Senior Obligations" means any (i) debt other than accounts payable incurred in the ordinary course of our business and (ii) any equity securities which rank senior to the Series B preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.



DESCRIPTION OF DEPOSITARY SHARES

General


     We may, at our option, elect to offer fractional shares of our preferred stock, rather than full shares of preferred stock. In such event, we will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of our preferred stock as described below.

     The shares of any series of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of our preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of our preferred stock in accordance with the terms of the offering. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.



Dividends and Other Distributions


     The depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by the holders. The depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance that is not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock shall be made available to the holders of depositary shares.


Redemption of Depositary Shares


     If a series of our preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that have been redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

     After the date fixed for redemption, the depositary shares that are called for redemption will no longer be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the depositary shares were entitled upon the redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.


Voting the Preferred Stock


     Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.


Amendment and Termination of the Depositary Agreement


     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of our affairs and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary


     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.


Miscellaneous


     The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to holders of our preferred stock. Neither we nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting our preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.


Resignation and Removal of Depositary


     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary in which event we will appoint a successor depositary after delivery of the notice of resignation or removal.


Restrictions on Ownership


     In order to safeguard us against an inadvertent loss of our REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. These restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.



RESTRICTIONS ON OWNERSHIP AND TRANSFER

     To qualify as a REIT under the Internal Revenue Code, we must meet several requirements regarding the number of our stockholders and concentration of ownership of our shares. Our Charter contains provisions that restrict the ownership and transfer of our shares to assist us in complying with these Internal Revenue Code requirements. We refer to these restrictions as the "ownership limit."


     The ownership limit provides that, in general, no person may own more than 7.5% of the aggregate value of all outstanding stock of the Company. It also provides that:

     o    a transfer that violates the limitation is void;

     o    a transferee gets no rights to the shares that violate the limitation;


     o shares transferred to a stockholder in excess of the ownership limit are automatically converted, by operation of law, into shares of "Excess Stock"; and


     o the Excess Stock will be held by us as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limit.


     Pursuant to authority under our Charter, our Board of Directors has determined that the ownership limit does not apply to Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, and his affiliates and associates who currently own in the aggregate 34.4% and 3.3% of our outstanding common stock and Class A common stock, respectively. Such holdings represent approximately 32.1% of our outstanding voting interests. The ownership limitation may discourage a takeover or other transaction that some of our stockholders may otherwise believe to be desirable.

     Ownership of our stock is subject to attribution rules under the Internal Revenue Code, which may result in a person being deemed to own stock held by other persons. The Board of Directors may waive the ownership limit if it determines that the waiver will not jeopardize our status as a REIT. As a condition of such a waiver, the Board of Directors may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving our REIT status. We required no such waiver with respect to Mr. Urstadt's ownership rights, which are established as part of our Charter.

     Any person who acquires stock in violation of the ownership limit must notify us immediately and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT. The ownership limit will not apply if our Board of Directors determines that it is no longer in our best interests to qualify as a REIT. Otherwise, the ownership limit may be changed only by an amendment to our Charter by a vote of two-thirds of the voting power of our common equity securities.

     Our Charter provides that any purported transfer which results in a direct or indirect ownership of shares of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our Board of Directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to our Board of Directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our Board of Directors otherwise decides that such action is in our best interests.

     Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be converted into shares of "Excess Stock" that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and except upon liquidation it will not be entitled to participate in dividends or other distributions. Any distribution paid to a proposed transferee of Excess Stock prior to the discovery by us that capital stock has been transferred in violation of the provision of our Charter is required to be repaid to us upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of our issued and outstanding stock. The original transferee-stockholder may, at any time the Excess Stock is held by us in trust, transfer the interest in the trust representing the Excess Stock to any person whose ownership of shares of capital stock exchanged for such Excess Stock would be permitted under the ownership limit, at a price not in excess of
(i) the price paid by the original transferee-stockholders for shares of capital stock that were exchanged into Excess Stock, or (ii) if the original transferee- stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale, gift or other transaction. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be converted back into shares of capital stock from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any shares of Excess Stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the Excess Stock and to hold the Excess Stock on behalf of us.

     In addition, we will have the right, for a period of 90 days during the time any shares of Excess Stock are held by us in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale, gift or other transaction, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date we elect to purchase such shares. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date our Board of Directors determines that a violative transfer has been made.


     All stock certificates bear a legend referring to the restrictions described above.


     Every owner of more than 5%, or any lower percentage set by federal income tax laws, of the outstanding common stock and Class A common stock must file a completed questionnaire with us containing information regarding his or her ownership. In addition, each stockholder must, upon demand, disclose in writing any information we may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of common stock and Class A common stock on our status as a REIT and to ensure compliance with the ownership limitation.

                        DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable supplements to this prospectus, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term "debenture trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.


GENERAL

     We will describe in each prospectus supplement the following terms relating to a series of debt securities:

     o    the title;

     o    any limit on the amount that may be issued;

     o whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

     o    the maturity date;

     o the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

     o whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

     o    the terms of the subordination of any series of subordinated debt;

     o    the place where payments will be payable;

     o our right, if any, to defer payment of interest and the maximum length of any such deferral period;

     o the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

     o the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

     o whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

     o whether we will be restricted from incurring any additional indebtedness;

     o a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

     o the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

     o any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.



CONVERSION OR EXCHANGE RIGHTS


     We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, our Class A common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock, Class A common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.



CONSOLIDATION, MERGER OR SALE

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, provided that either we are the continuing entity or the successor entity (if not us) is organized under the laws of the United States or a State thereof, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate, and immediately after giving effect to such transaction no event of default under the indentures shall have occurred and be continuing.


EVENTS OF DEFAULT UNDER THE INDENTURE


     The following are events of default under the indentures with respect to any series of debt securities that we may issue:

     o if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

     o if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

     o if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

     o if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.


     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest (or a breach of a covenant that requires the consent of all holders in order to be modified), unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

     o the direction so given by the holder is not in conflict with any law or the applicable indenture; and

     o subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     o the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

     o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

     o the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.



MODIFICATION OF INDENTURE


     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     o    to fix any ambiguity, defect or inconsistency in the indenture; and


     o to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

     o    extending the fixed maturity of the series of debt securities;

     o reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

     o reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

DISCHARGE


     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

     o    register the transfer or exchange of debt securities of the series;

     o    replace stolen, lost or mutilated debt securities of the series;

     o    maintain paying agencies;

     o    hold monies for payment in trust;

     o    compensate and indemnify the trustee; and

     o    appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.



FORM, EXCHANGE AND TRANSFER


     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If we elect to redeem the debt securities of any series, we will not be required to:

     o issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

     o register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE


     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.


PAYMENT AND PAYING AGENTS


     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

     We will maintain a paying agent in each place of payment for the debt securities of a particular series. All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.



GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES


     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

        CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS, MARYLAND LAW, OUR
           STOCKHOLDER RIGHTS PLAN, CHANGE OF CONTROL AGREEMENTS AND
                          INDEMNIFICATION AGREEMENTS

PROVISIONS OF OUR CHARTER AND BYLAWS

Classification of Board, Vacancies and Removal of Directors


     Our Charter provides that our Board of Directors is divided into three classes. Directors of each class serve for staggered terms of three years each, with the terms of each class beginning in different years. We currently have eight directors. The number of directors in each class and the expiration of the current term of each class is as follows:

               Class I     3 directors   Expires 2004
               Class II    2 directors   Expires 2005
               Class III   3 directors   Expires 2003


     At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then-prevailing market price for our common stock and Class A common stock or other attributes that our stockholders may consider desirable. In addition, a classified board could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

     Our Charter provides that, subject to the rights of holders of our preferred stock, any director may be removed (i) only for cause and (ii) only by the affirmative vote of not less than two-thirds of the common equities then outstanding and entitled to vote for the election of directors. Our Charter additionally provides that any vacancy occurring on our Board of Directors (other than as a result of the removal of a director) shall be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors shall be filled by a majority of the entire Board of Directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.

     The provisions of our Charter relating to the removal of directors and the filling of vacancies on our Board of Directors could preclude a third party from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors, by filling, with its own nominees, the vacancies created by such removal. The provisions also limit the power of stockholders generally, and those with a majority interest, to remove incumbent directors and to fill vacancies on our Board of Directors without the support of incumbent directors.

Stockholder Action by Written Consent

     Our Charter provides that any action required or permitted to be taken by our stockholders may be effected by a consent in writing signed by the holders of all of our outstanding shares of common equity securities entitled to vote on the matter. This requirement could deter a change of control because it could delay or deter a stockholder's ability to take action with respect to us.

Meetings of Stockholders

     Our Bylaws provide for annual stockholder meetings to elect directors. Special stockholder meetings may be called by our Chairman, President or a majority of the Board of Directors or may be called by our Secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting. This requirement could deter a change of control because it could delay or deter a stockholder's ability to take action with respect to us.

Stockholder Proposals and Director Nominations

     Under our Bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to us certain information concerning themselves and their stockholder proposal or director nomination not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be delivered to us not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting. Failure to comply with such timing and informational requirements will result in such proposal or director nomination not being considered at the annual meeting. The purpose of requiring stockholders to give us advance notice of nominations and other business, and certain related information is to ensure that we and our stockholders have sufficient time and information to consider any matters that are proposed to be voted on at an annual meeting, thus promoting orderly and informed stockholder voting. Such Bylaw provisions could have the effect of precluding a contest for the election of our directors or the making of stockholder proposals if the proper procedures are not followed, and of delaying or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to have its own proposals approved.

Authorization of Consolidations, Mergers and Sales of Assets

     Our Charter provides that any consolidation, merger, share exchange or transfer of all or substantially all of our assets must first be approved by the affirmative vote of a majority of our Board of Directors (including a majority of the Continuing Directors) and thereafter must be approved by a vote of at least two-thirds of all the votes cast on such matter, by holders of voting common equities voting as a single class at a meeting of the stockholders. These provisions could make it more difficult for us to enter into any consolidation, merger or sale of assets as described above.

Amendment of our Charter and Bylaws

     Our Charter may be amended by the affirmative vote of a majority of the vote entitled to be cast on the matter, except that provisions relating to the directors, the ownership limit, amendments to the Charter, indemnification, limitation of liability, the required percentage vote of stockholders for certain transactions and amendment of the Bylaws by directors may only be amended by a vote of at least two-thirds of the common equities then outstanding and entitled to vote. Our Bylaws may be amended only by the Board of Directors.

Indemnification; Limitation of Directors' and Officers' Liability

     Our Charter limits the liability of our directors and officers to our company and stockholders for money damages to the maximum extent permitted by Maryland law. Maryland law permits limiting liability except for liability resulting from:


     o actual receipt of an improper benefit or profit in money, property or services; or

     o a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.


     According to our Charter and Bylaws, our company will, to the maximum extent permitted by Maryland law, indemnify and pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our Bylaws permit us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us.

     Under Maryland law, unless limited by the charter, indemnification by the corporation is mandatory if the director is successful, on the merits or otherwise, in the defense of such a proceeding. Moreover, a court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification.


     Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

     o the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

     o    was committed in bad faith; or

     o    was the result of active and deliberate dishonesty; or

     o in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, a Maryland corporation may not indemnify for an adverse judgment in a derivative action. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

     o a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

     o a written undertaking to repay the amount reimbursed if the standard of conduct was not met.


PROVISIONS OF MARYLAND LAW

Business Combinations

     Under Maryland law, certain "business combinations" between us and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares, an affiliate of ours who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of our shares (who the statute terms an "interested stockholder"), or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which they became such persons. The business combinations that are subject to this law include mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities. After the five-year period has elapsed, a proposed business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least:

     o    80% of the votes entitled to be cast by our outstanding voting shares;
          and

     o two-thirds of the votes entitled to be cast by the outstanding voting shares, excluding shares held by the interested stockholder,

unless, among other conditions, the stockholders receive a fair price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

     These provisions do not apply, however, to business combinations that the Board of Directors approves or exempts before the time that the interested stockholder becomes an interested stockholder or transactions between us and Mr. Charles J. Urstadt, Chairman and Chief Executive Office of the Company or any of his affiliates or associates.

Control Share Acquisitions

     Maryland law provides that "control shares" acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of our outstanding voting shares, excluding shares owned by the acquiror or by officers or directors who are employees of ours. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power, other than by revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:


     o    one-tenth or more but less than one-third;

     o    one-third or more but less than a majority; or

     o    a majority of all voting power.


     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any stockholders' meeting.

     If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our Charter or Bylaws.


     Our Bylaws exempt from the Maryland control share statute any and all acquisitions of our common or preferred shares by any person who, as of December 31, 1996, owned in excess of 20% of the then outstanding shares of common stock and preferred stock of the Company. As of December 31, 1996, only Mr. Charles J. Urstadt, Chairman and Chief Executive Officer of the Company, beneficially owned in excess of 20% of the outstanding common and preferred shares of the Company. The Board of Directors has the right, however, to amend this exemption at any time in the future.


Dissolution Requirements

     Maryland law generally permits the dissolution of a corporation if approved (i) first by the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (ii) upon proper notice being given as to the purpose of the meeting, then by the stockholders of the corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. This provision of the Maryland law could delay or deter our liquidation.

Certain Recent Provisions of Maryland Law


     Maryland law also provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

     o provide that a special meeting of stockholders will be called only at the request of stockholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting,


     o    reserve for itself the right to fix the number of directors,

     o provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote,

     o retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director, and

     o provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.


     In addition, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. While certain of these provisions are already contemplated by our Charter and Bylaws, the law would permit our Board of Directors to override further changes to the Charter or Bylaws. If implemented, these provisions could discourage offers to acquire our common stock or Class A common stock and could increase the difficulty of completing an offer.



STOCKHOLDER RIGHTS PLAN

     We have adopted a stockholder rights plan. Under the terms of this plan, we can in effect prevent a person or a group from acquiring more than 10% of the combined voting power of our outstanding shares of common stock and Class A common stock because, after (i) the person acquires more than 10% of the combined voting power of our outstanding common stock and Class A common stock, or (ii) the commencement of a tender offer or exchange offer by any person (other than us, any one of our wholly owned subsidiaries or any of our employee benefit plans, or any Exempted Person (as defined below)), if, upon consummation of the tender offer or exchange offer, the person or group would beneficially own 30% or more of the combined voting power of our outstanding shares of common stock and Class A common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our Board of Directors can prevent the plan from operating by approving of the transaction and redeeming the rights. This gives our Board of Directors significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our Company. The rights plan exempts acquisitions of common stock and Class A common stock by Mr. Charles J. Urstadt, members of his family and certain of his affiliates.


CHANGE OF CONTROL AGREEMENTS


     We have entered into change of control agreements with four of our senior executives providing for the payment of money to these executives upon the occurrence of a change of control of the Company as defined in these agreements. If, within 18 months following a change of control, the Company terminates the executive's employment other than for cause, or if the executive elects to terminate his employment with the Company for reasons specified in the agreement, we will make a severance payment equal to a portion of the executive's base salary, together with medical and other benefits. In the case of Messrs. Charles J. Urstadt, Willing L. Biddle, James R. Moore and Raymond P. Argila, we will make a payment equal to their respective annual salaries plus benefits. Based upon their current salary and benefit levels, this provision would result in payments totaling $960,000 to Messrs. Urstadt, Biddle, Moore and Argila, in the aggregate. These agreements may deter changes of control of the Company because of the increased cost for a third party to acquire control of the Company.

INDEMNIFICATION AGREEMENTS


     We have entered into indemnification agreements with certain of our directors, indemnifying them against expenses, settlements, judgments and levies incurred in connection with any action, suit or proceeding, whether civil or criminal, where the individual's involvement results from his or her present or former position as a director.



POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS, MARYLAND LAW, STOCKHOLDER RIGHTS PLAN AND CHANGE OF CONTROL AGREEMENTS

     Certain provisions of our Charter and Bylaws, certain provisions of Maryland law, our stockholder rights plan and our change of control agreements with our officers could have the effect of delaying or preventing a transaction or a change in control that might involve a premium price for stockholders or that they otherwise may believe is desirable.


INTERESTS OF MR. CHARLES J. URSTADT

     Mr. Charles J. Urstadt, our Chairman and Chief Executive Officer, beneficially owns 2,290,518 shares of common stock and 349,850 shares of Class A common stock constituting approximately 32.1% of the voting power of our outstanding common equity securities. In view of the common equity securities beneficially owned by Mr. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of our common equity securities to effectively block certain proposals which require a vote of our stockholders. In addition, under Maryland law, certain business combinations between us and an interested stockholder will require the recommendation of our Board of Directors and the affirmative vote of at least (i) 80% of the outstanding shares of our common equity securities and (ii) two-thirds of the outstanding shares of our common equity securities not held by such interested stockholder or its affiliates unless, among other things, certain "fair price" and other conditions are met. In view of the common equity securities beneficially owned by Mr. Urstadt, Mr. Urstadt may control a sufficient percentage of the voting power of common equity securities to effectively block a proposal respecting a business combination under these provisions of Maryland law with an interested stockholder.

                             PLAN OF DISTRIBUTION

     We may sell the securities in or outside the United States to or through underwriters or may sell the securities to investors directly or through designated agents or may sell the securities through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in a prospectus supplement.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in a prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Unless otherwise specified in a prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our common stock and Class A common stock which are both currently traded on the New York Stock Exchange. We may elect to list any series of preferred stock, depositary shares or debt securities on the New York Stock Exchange, on another exchange, or on the NASDAQ Stock Market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     If so indicated in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the principal amount of the securities sold pursuant to the delayed delivery contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with which delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. A commission indicated in the prospectus supplement will be paid to agents and underwriters soliciting purchases of the securities pursuant to delayed delivery contracts accepted by us. Agents and underwriters shall have no responsibility in respect of the delivery or performance of delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.


                                    EXPERTS

     Our consolidated financial statements and schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended October 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


     The statement of revenues and certain expenses of the Property (as defined in Note 1 to the statement) for the year ended December 31, 2001 which is included in our Current Report on Form 8-K dated June 7, 2002 has been audited by Friedman Alpren & Green LLP, independent public accountants, as set forth in their report included in our Current Report on Form 8-K dated June 7, 2002 and is incorporated by reference into this prospectus. The statement is so incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.



                                LEGAL OPINIONS


     Miles & Stockbridge P.C., Baltimore, Maryland, has rendered an opinion with respect to the legality of the common stock, Class A common stock and preferred stock to be offered by this prospectus. Coudert Brothers LLP, New York, New York, has rendered an opinion with respect to the legality of the depositary shares, debt securities and delayed delivery contracts offered by this prospectus. Certain federal income tax matters will also be passed upon by Coudert Brothers LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.



                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC that are not included in this prospectus. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:


     o    Our Annual Report on Form 10-K for the year ended October 31, 2001;

     o Our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2002 and April 30, 2002;

     o Our Current Reports on Form 8-K dated March 26, 2002, May 13, 2002 (as amended by our Current Report on Form 8-K/A filed on May 24, 2002), May 21, 2002 and June 7, 2002;


     o    Our Definitive Proxy Statement filed January 30, 2002;

     o The description of our Class A common stock contained in our Registration Statement filed on Form 8-A12B filed June 17, 1998, as amended by our Registration Statement filed on Form 8-A12B/A filed on August 3, 1998 and including any additional amendment or report filed for the purpose of updating such description; and

     o The description of our common stock contained in our Registration Statement filed on Form 8-B12B filed March 12, 1997, including any amendment or report filed for the purpose of updating such description.

     We also incorporate by reference additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We also incorporate by reference such additional documents that may be subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement.


     You may request a copy of these filings, at no cost, by writing or telephoning:

       Urstadt Biddle Properties Inc.
       Attn: James R. Moore
       Executive Vice President and Chief Financial Officer
       321 Railroad Avenue
       Greenwich, Connecticut 06830
       (203) 863-8200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to our registration statement on Form S-3. You can obtain copies of these documents from the SEC or from us, as described above.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED REPRESENTATIONS OR INFORMATION. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.




             PROSPECTUS

ABOUT THIS PROSPECTUS ..................    3
OUR COMPANY ............................    3
RISK FACTORS ...........................    5
CERTAIN RATIOS .........................   12
USE OF PROCEEDS ........................   13
DESCRIPTION OF CAPITAL STOCK ...........   14
DESCRIPTION OF DEBT SECURITIES .........   27
CERTAIN PROVISIONS OF OUR CHARTER
   AND BYLAWS, MARYLAND LAW, OUR
   STOCKHOLDER RIGHTS PLAN, CHANGE
   OF CONTROL AGREEMENTS AND
   INDEMNIFICATION AGREEMENTS ..........   32
PLAN OF DISTRIBUTION ...................   38
EXPERTS ................................   39
LEGAL OPINIONS .........................   39
WHERE YOU CAN FIND MORE
   INFORMATION .........................   39









================================================================================

================================================================================


                        [URSTADT BIDDLE PROPERTIES INC.]













                                  $150,000,000


                                  COMMON STOCK
                             CLASS A COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES








             -----------------------------------------------------
                                   PROSPECTUS
             -----------------------------------------------------























                                         , 2002

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



SEC registration fee ........................ $  13,800.00
Transfer agent and registrar fees ........... $   25,000.00*
Printing expenses ........................... $   50,000.00*
Accountants' fees ........................... $  100,000.00*
New York Stock Exchange listing fee ......... $   25,000.00*
Counsel fees ................................ $  300,000.00*
NASD filing fee ............................. $   15,500.00*
Miscellaneous ............................... $   70,700.00*
                                              -------------
Total ....................................... $  600,000.00*
                                              =============

----------
*     Estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter and Bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the "MGCL"). The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (ii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.


ITEM 16. EXHIBITS


EXHIBIT NUMBER     DESCRIPTION
--------------     ------------
    *1.1           Form of Underwriting Agreement for Equity Securities.

    *1.2           Form of Underwriting Agreement for Debt Securities.

    *4.1           Form of Articles Supplementary for Preferred Stock.

    *4.2           Form of Preferred Stock Certificate.

    *4.3           Form of Deposit Agreement (Form of Depositary Receipt included therein).

  ***4.4           Form of Senior Indenture for Senior Debt Securities.

  ***4.5           Form of Senior Debt Security.

  ***4.6           Form of Subordinated Debt Indenture for Subordinated Debt Securities.

  ***4.7           Form of Subordinated Debt Security.

     4.8           Amended Articles of Incorporation of the Company, (incorporated by reference to
                   Exhibit C of Amendment No. 1 to Registrant'Ss Statement on Form S-4 (No.
                   333-19113)).

     4.9           Articles Supplementary of the Company (incorporated by reference to Annex A of
                   Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated August 3, 1998).

EXHIBIT NUMBER             DESCRIPTION
------------------------   --------------------------------------------------------------------------------
           4.10            Articles Supplementary of the Company (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated January 8, 1998).

           4.11            Articles Supplementary of the Company (incorporated by reference to Exhibit A of Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated March 12,
                           1997).

           4.12            By-laws of the Company (incorporated by reference to Exhibit D of Amendment
                           No. 1 to Registrant's Registration Statement on Form S-4 (No. 333-19113).

           4.13            Amended and Restated Rights Agreement, dated as of July 31, 1998, between the
                           Company and The Bank of New York, as Rights Agent, (incorporated by reference
                           Exhibit 10.1 of the Registrant's Current Report on Form 8-K dated November 5,
                           1998).

        ***5.1             Opinion of Miles & Stockbridge P.C. as to the legality of the securities.

        ***5.2             Opinion of Coudert Brothers LLP as to the legality of the securities.

        ***8.1             Opinion of Coudert Brothers LLP as to tax matters.

       ***12.1             Statement Regarding Computation of Ratio of Earnings to Fixed Charges and
                           Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

       ***23.1             Consent of Arthur Andersen LLP.

       ***23.2             Consent of Friedman Alpren & Green LLP.

       ***23.3             Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).

       ***23.4             Consent of Coudert Brothers LLP (included in Exhibits 5.2 and 8.1).

        **24.1             Power of Attorney.

         *25.1             Statement of Eligibility of Trustee on Form T-1.

        **99.1             Letter to Commission Pursuant to Temporary Note 3T.

----------
* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**    Previously filed as part of this registration statement.

***   As filed herewith.

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "SEC") by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   (d) The undersigned registrant hereby undertakes that:


     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, June 10, 2002.


                                        URSTADT BIDDLE PROPERTIES INC.
                                        By: /s/ Charles J. Urstadt
                                          ------------------------------------
                                             Charles J. Urstadt

                                             Chairman of the Board and
                                             Chief Executive Officer



     By: /s/ Charles J. Urstadt      Chairman, Chief Executive Officer and      June 10, 2002
-------------------------------      Director (Principal Executive Officer)
          Charles J. Urstadt

     By: /s/ William L. Biddle       President, Chief Operating Officer and     June 10, 2002
-------------------------------      Director
          William L. Biddle

       By: /s/ James R. Moore        Executive Vice President and Chief         June 10, 2002
-------------------------------      Financial Officer
            James R. Moore

         By:        *                Director                                   June 10, 2002
-------------------------------
           E. Virgil Conway

         By:        *                Director                                   June 10, 2002
-------------------------
         Charles D. Urstadt

         By:        *                Director                                   June 10, 2002
-------------------------
             Peter Herrick

         By:        *                Director                                   June 10, 2002
-------------------------
         Robert R. Douglass

         By:        *                Director                                   June 10, 2002
-------------------------
        George H.C. Lawrence

         By:        *                Director                                   June 10, 2002
-------------------------
           George J. Vojta

     By: /s/ Charles J. Urstadt
-------------------------
Charles J. Urstadt, individually
and as an attorney-in-fact for
each such other person pursuant
to the power of attorney filed as
a part of this Registration
Statement.


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the above persons on the 10th of June, 2002.

                                 EXHIBIT INDEX




EXHIBIT NUMBER                        DESCRIPTION
-----------------------------------   -------------------------------------------------------------------------------------
                     *1.1             Form of Underwriting Agreement for Equity Securities.

                     *1.2             Form of Underwriting Agreement for Debt Securities.

                     *4.1             Form of Articles Supplementary for Preferred Stock.

                     *4.2             Form of Preferred Stock Certificate.

                     *4.3             Form of Deposit Agreement (Form of Depositary Receipt included therein).

                    ***4.4            Form of Senior Indenture for Senior Debt Securities.

                    ***4.5            Form of Senior Debt Security.

                    ***4.6            Form of Subordinated Debt Indenture for Subordinated Debt Securities.

                    ***4.7            Form of Subordinated Debt Security.

                       4.8            Amended Articles of Incorporation of the Company, (incorporated by reference to
                                      Exhibit C of Amendment No. 1 to Registrant's Statement on Form S-4 (No.
                                      333-19113)).

                       4.9            Articles Supplementary of the Company (incorporated by reference to Annex A of
                                      Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated August 3, 1998).

                       4.10           Articles Supplementary of the Company (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated January 8, 1998).

                       4.11           Articles Supplementary of the Company (incorporated by reference to Exhibit A of Exhibit 4.1 of the Registrant's Current Report on Form 8-K dated March 12,
                                      1997).

                       4.12           By-laws of the Company (incorporated by reference to Exhibit D of Amendment
                                      No. 1 to Registrant's Registration Statement on Form S-4 (No. 333-19113).

                       4.13           Amended and Restated Rights Agreement, dated as of July 31, 1998, between the
                                      Company and The Bank of New York, as Rights Agent, (incorporated by reference
                                      Exhibit 10.1 of the Registrant's Current Report on Form 8-K dated November 5,
                                      1998).

                    ***5.1            Opinion of Miles & Stockbridge P.C. as to the legality of the securities.

                    ***5.2            Opinion of Coudert Brothers LLP as to the legality of the securities.

                    ***8.1            Opinion of Coudert Brothers LLP as to tax matters.

                   ***12.1            Statement Regarding Computation of Ratio of Earnings to Fixed Charges and
                                      Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

                   ***23.1            Consent of Arthur Andersen LLP.

                   ***23.2            Consent of Friedman Alpren & Green LLP.

                   ***23.3            Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).

                   ***23.4            Consent of Coudert Brothers LLP (included in Exhibits 5.2 and 8.1).

                    **24.1            Power of Attorney.

                     *25.1            Statement of Eligibility of Trustee on Form T-1.

                    **99.1            Letter to Commission Pursuant to Temporary Note 3T.

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*     To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**    Previously filed as part of this registration statement.

***   As filed herewith.


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